Exhibit 10.14

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

La Frontera Ventures, LLC

as Seller,

and

Luminant Holding Company LLC

as Buyer

dated as of November 25, 2015

(continued)

(continued)

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EXHIBITS
Exhibit A	Definitions
Exhibit B	Additional Assets
Exhibit C	Aggregate Net Working Capital Calculations

DISCLOSURE SCHEDULES
3.3	Seller Approvals
4.2	Company Consents
4.3	Capitalization
4.4	Purchased Assets
4.5	Bank Accounts
4.7	Legal Proceedings
4.8	Compliance with Laws and Orders
4.9	Liabilities
4.10	Taxes
4.12	Material Contracts
4.13(i)	Real Property
4.14	Permits
4.15(a)	Material Environmental Permits
4.15(b)	Environmental Laws and Permits Material Compliance
4.15(c)	Material Environmental Claims, Actions, Proceedings or Investigations
4.15(d)	Certain Releases of Hazardous Materials
4.15(e)	Emissions Allowances and Credits
4.16(a)	Intellectual Property
4.18	Employee and Labor Matters
4.19	ERISA Employee Benefit Plans
4.21	Absence of Certain Changes
4.22	Related Party Transactions
4.23	Insurance
5.3	Buyer Approvals
6.3	Exceptions to Conduct of Business
6.6	Excluded Items
6.8	Excluded Contracts

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 25, 2015 (the “Effective Date”), is by and between La Frontera Ventures, LLC, a Delaware limited liability company (“Seller”), and Luminant Holding Company LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, one hundred percent (100%) of the membership interests in La Frontera Holdings, LLC, a Delaware limited liability company (the “Company”), the indirect owner of two (2) natural gas-fired power plants and an approximately 1,000 foot, 24 inch diameter natural gas pipeline, together with certain related entities, all on the terms and subject to the conditions set forth herein and in the other Transaction Documents;

WHEREAS, prior to the Closing (as defined herein), an Affiliate or Affiliates of Seller, will cause the Assets (as defined herein) identified in Exhibit B hereto (the “Additional Assets”) to be contributed to one or more of the Acquired Companies (as defined herein) (the “Additional Assets Contribution”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer has delivered to Seller a copy of the Buyer Parent Guaranty duly executed by Texas Competitive Electric Holdings Company LLC (“Buyer Parent Guarantor”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. Terms defined in the preamble, recitals or other Sections of this Agreement shall have the meanings set forth therein and the terms defined in Exhibit A shall have the meanings set forth therein.

Section 1.2 Rules of Construction.

(a) All “Article,” “Section,” “Schedule” and “Exhibit” references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes and references to this Agreement shall include a reference to all Schedules, as the same may be amended, modified or supplemented from time to time as permitted by this Agreement.

(b) A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. A term defined in the singular number shall include the correlative plural and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and unless otherwise specified, any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. All references to a particular entity shall include a reference to such entity’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement. References to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time. The word “or” will have the inclusive meaning represented by the phrase “and/or.” “Shall” and “will” mean “must”, and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. References to documents or other materials “provided” or “made available” to Buyer shall mean that such documents or other materials were (i) present at least two (2) Business Days prior to the Effective Date in the on-line data room maintained by Seller for purposes of the transactions contemplated by this Agreement and accessible by Buyer or (ii) delivered in physical form or by electronic means directly to one of the Persons on Exhibit J prior to the execution of this Agreement. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including.”

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP.

(e) Each Party acknowledges that this Agreement and each of the other Transaction Documents was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement or any of the other Transaction Documents to which such Party is a party to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II

PURCHASE AND SALE AND CLOSING

Section 2.1 Purchase and Sale.

(a) On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the Interests, free and clear of all Encumbrances other than (i) those arising under the Organizational Documents of the Company and (ii) those arising under any applicable securities Laws of any jurisdiction, which Interests shall be sold, assigned, transferred and delivered to Buyer for the consideration specified in Section 2.2 below.

(b) At least three Business Days prior to the Closing, the Seller shall obtain from Bank of America, N.A., as Administrative Agent under the Project Financing Agreement (the “Project Financing Administrative Agent”) or other parties (if applicable) to the other Project Financing Documents (as applicable), executed payoff letters with respect to the Project Financing Documents (the “Project Financing Payoff Letters”) indicating that upon payment of the amount specified therein (the “Project Financing Payoff Amount”), the debt outstanding thereunder shall be repaid, discharged and extinguished in full, all of the obligations of the Acquired Companies thereunder shall be terminated, and U.S. Bank, National Association, as Collateral Agent and Depositary Agent under the Project Financing Agreement and the other parties (if applicable) to the other Project Financing Documents, shall automatically release, on behalf of itself and the other parties under the Project Financing Documents, all guarantees, Encumbrances and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code Termination Statements, mortgage releases, deed of trust releases, terminations of landlord waivers, bailee waiver terminations, account control agreement terminations, releases of any security interests in any intellectual property rights and other agreements, filings, and notices as necessary or reasonably requested to release of record its Encumbrances and other security interest in, the Purchased Assets and the equity interests in the Acquired Companies, in each case, in form and substance reasonably satisfactory to Buyer.

Section 2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the Interests shall be an amount equal to:

(a) $1,589,738,659 which amount shall include (i) the Aggregate Target Net Working Capital Amount and (ii) payment for the Additional Assets (the “Base Purchase Price”); plus

(b) the adjustment to reflect the Final Aggregate Net Working Capital Amount (whether a positive or a negative amount) in accordance with Section 2.6; minus

(c) the amount of the Project Financing Payoff Amount.

An illustrative calculation of the Purchase Price is set forth as Table II in Exhibit C attached hereto.

Section 2.3 Closing. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, New York at 10:00 A.M. local time, on the third (3rd) Business Day after the conditions to Closing set forth in Article VII and Article VIII (other than, but subject to, those conditions which, by their terms, are to be satisfied or waived at Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Seller mutually agree in writing (the “Closing Date”). All actions listed in Section 7.6 or Section 8.7 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The Closing shall be deemed effective as of 12:01 A.M. (Eastern Prevailing Time) on the Closing Date.

Section 2.4 Seller’s Closing Deliverables. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer each of the following:

(a) a counterpart, executed by Seller, of an assignment of membership interests evidencing the assignment and transfer to Buyer of all of the Interests, in the form of Exhibit D (the “Interests Assignment and Assumption Agreement”), together with any membership interest certificates representing the Interests and an endorsement executed by Seller evidencing the sale, assignment and transfer of the Interests from Seller to Buyer;

(b) an executed counterpart of each of the O&M Agreement, the Energy Management Agreement and the Transition Services Agreement;

(c) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller;

(d) the certificate required to be delivered pursuant to Section 7.3 hereof;

(e) an executed Seller Parent Guaranty;

(f) executed counterparts of documents that evidence the termination of the Existing Affiliate Contracts effective as of the Closing;

(g) such resolutions, certificates and other documents reasonably satisfactory to Buyer evidencing the completion of the Additional Assets Contribution;

(h) such resolutions, certificates or other documents as Buyer may reasonably request to establish the authorization, execution, delivery, validity, binding effect or enforceability of any Transaction Document to be delivered at Closing by Seller and NEER;

(i) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Seller prior to the Closing in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(j) an Internal Revenue Service Form 8023 with respect to each of the Section 338(h)(10) elections required by Section 6.14(j) in a form acceptable to the Parties (the “Form 8023”) signed by an authorized representative of the “common parent” of the “selling consolidated group” within the meaning of such Form 8023;

(k) written documentation of the resignation or removal of all members, managers, officers and directors of each of the Acquired Companies;

(l) the Title Insurance Commitments;

(m) the ALTA Surveys; and

(n) written documentation required to remove as signatories or authorized persons for all accounts or safe deposit boxes set forth on Schedule 4.5; and

(o) the Project Financing Payoff Letters.

Section 2.5 Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered:

(a) to Seller each of the following:

(i) a wire transfer of immediately available funds (to such account as Seller shall have given notice to Buyer not less than two (2) Business Days prior to the Closing Date) in an amount equal to the sum of (i) the Base Purchase Price plus (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount (whether a positive or a negative amount) minus (iii) the amount of the Project Financing Payoff Amount;

(ii) the certificate required to be delivered pursuant to Section 8.3 hereof;

(iii) an executed counterpart of the Interests Assignment and Assumption Agreement;

(iv) an executed counterpart of the O&M Agreement, the Energy Management Agreement and the Transition Services Agreement;

(v) the Form 8023 signed by an authorized representative of Buyer or its applicable Affiliate as required by such Form 8023;

(vi) such resolutions, certificates or other documents as Seller may reasonably request to establish the authorization, execution, delivery, validity, binding effect or enforceability of any Transaction Document to be delivered at Closing by Buyer;

(vii) the Continuing Support Letter of Credit if required under Section 6.5(b); and

(viii) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Documents; and

(b) to the Project Financing Administrative Agent and any other Persons required to receive funds pursuant a Project Financing Payoff Letter, wire transfers of immediately available funds (to such accounts as the Persons entitled to receive funds pursuant to the Project Financing Payoff Letters shall have given notice to Buyer not less than two (2) Business Days prior to the Closing Date) in an aggregate amount equal to the Project Financing Payoff Amount.

Section 2.6 Aggregate Net Working Capital Adjustment Amount.

(a) At least ten (10) Business Days prior to the scheduled Closing Date, Seller will prepare (at Seller’s expense) and deliver to Buyer a worksheet setting forth Seller’s good faith estimate of the Aggregate Net Working Capital as of the Closing Date (the “Estimated Aggregate Net Working Capital Amount”), as well as a computation thereof (which computation shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet (provided that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail), subject to such difference in accounting principles, policies and procedures as are set forth on Exhibit C (the “Accounting Principles”)), together with a reasonably detailed explanation of, and documentation sufficient to confirm the accuracy of the computation of, such Estimated Aggregate Net Working Capital Amount. Buyer shall have the right to reasonably and in good faith object to the amounts contained in Seller’s calculation of Estimated Aggregate Net Working Capital Amount within three (3) Business Days after Seller’s delivery thereof to Buyer. Seller shall in good faith consider any such objections of Buyer and, if Buyer has made any reasonable objections, shall re-issue Seller’s good faith estimate of the Estimated Aggregate Net Working Capital Amount no later than three (3) Business Days prior to the Closing Date with any such revisions that Seller has determined in good faith are appropriate. Notwithstanding the foregoing, the failure of the Parties to agree on the Estimated Aggregate Net Working Capital Amount shall in no way delay the Closing and the Parties hereby agree that any pre-Closing disagreement with respect to the Estimated Aggregate Net Working Capital Amount will be handled with the post-Closing adjustment mechanisms contained herein. If (i) the Estimated Aggregate Net Working Capital Amount is greater than the Aggregate Target Net Working Capital Amount, the Base Purchase Price payable at Closing will be increased by an amount equal to the difference between the Estimated Aggregate Net Working Capital Amount minus the Aggregate Target Net Working Capital Amount; and (ii) the Estimated Aggregate Net Working Capital Amount is less than the Aggregate Target Net Working Capital Amount, the Base Purchase Price payable at Closing will be decreased by an amount equal to the difference between the Aggregate Target Net Working Capital Amount minus the Estimated Aggregate Net Working Capital Amount (such amount under either (i) or (ii) is referred to as the “Closing Date Aggregate Net Working Capital Adjustment Amount”).

(b) Within sixty (60) days after the Closing Date, Buyer will prepare (at Buyer’s expense) and deliver to Seller a worksheet setting forth Buyer’s good faith computation of the actual amount of the Aggregate Net Working Capital as of the Closing Date (the “Proposed Aggregate Net Working Capital Amount”), which computation shall be prepared in accordance with the Accounting Principles and on the same format as set forth on Exhibit C, together with a reasonably detailed explanation of, and documentation sufficient to confirm the accuracy of the computation of, such Proposed Aggregate Net Working Capital Amount. If within forty-five (45) days following delivery of such worksheet and supporting documentation, Seller does not object in writing thereto to Buyer, then the Proposed Aggregate Net Working Capital Amount shall constitute the actual amount of the Aggregate Net Working Capital as of the Closing Date for purposes of this Agreement (the “Final Aggregate Net Working Capital Amount”). If, within forty-five (45) days following delivery of such worksheet and supporting documentation, Seller objects in writing thereto to Buyer (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items) such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.6(e) below.

(c) If the Proposed Aggregate Net Working Capital Amount is not prepared and delivered by Buyer within the sixty (60) day period set forth in Section 2.6(b) above, Seller shall be entitled (but not obligated) during the forty-five (45) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Seller’s expense) and deliver to Buyer a worksheet setting forth Seller’s good faith computation of the Proposed Aggregate Net Working Capital Amount, which computation shall be prepared in accordance with the Accounting Principles and on the same format as set forth on Exhibit C, and based upon information available to Seller, together with a reasonably detailed explanation of, and documentation sufficient to confirm the accuracy of the computation of, such Proposed Aggregate Net Working Capital Amount. If within thirty (30) days following delivery of such worksheet and supporting documentation, Buyer does not object in writing thereto to Seller, then the Proposed Aggregate Net Working Capital Amount submitted by Seller pursuant to this Section 2.6(c) shall constitute the Final Aggregate Net Working Capital Amount. If, within thirty (30) days following delivery of such worksheet and supporting documentation, Buyer objects in writing thereto to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.6(e) below.

(d) If neither Buyer nor Seller prepares and timely delivers a Proposed Aggregate Net Working Capital Amount in accordance with Section 2.6(b) or Section 2.6(c), above, the Estimated Aggregate Net Working Capital Amount delivered at Closing shall become the Final Aggregate Net Working Capital Amount for all purposes hereunder.

(e) If Seller timely objects to Buyer’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.6(b) or if Buyer timely objects to Seller’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.6(c), then Buyer and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a twenty (20) day period commencing on delivery of written notice of objection pursuant to Section 2.6(b) or Section 2.6(c), as the case may be. Should such negotiations not result in an agreement as to the Final Aggregate Net Working Capital Amount within such twenty (20) day period (or such longer period as Buyer and Seller may mutually agree), then either party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Buyer and Seller, and their respective Representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Final Aggregate Net Working Capital Amount as of the Closing Date only (prepared in accordance with the Accounting Principles). The Parties hereby agree that the Neutral Auditor shall only decide the specific disputed items, the values ascribed thereto and using those values (together with the other items included in the applicable Proposed Aggregate Net Working Capital Amount) determine the Final Aggregate Net Working Capital Amount, and the Neutral Auditor’s decision with respect to such disputed items and values must be within the range of values assigned to each such item in the applicable Proposed Aggregate Net Working Capital Amount and the notice of objection, respectively. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Buyer and Seller. The Neutral Auditor shall be directed to resolve the disputed items and amounts and deliver to Buyer and Seller a written determination of the Final Aggregate Net Working Capital Amount (such determination to made consistent with this Section 2.6(e), to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Buyer or Seller) within thirty (30) days after being retained, which determination will be final, binding and conclusive on the Parties and their respective Affiliates, and their respective Representatives, successors and assigns. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.6(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Aggregate Net Working Capital, if any, and neither Seller nor Buyer shall be entitled to indemnification pursuant to Article X for Losses reflected in the amount of the Aggregate Net Working Capital or the determination of Aggregate Net Working Capital.

(f) The “Final Aggregate Net Working Capital Adjustment Amount” shall be calculated by computing the Closing Date Aggregate Net Working Capital Adjustment Amount in accordance with Section 2.6(a), but substituting the Final Aggregate Net Working Capital Amount for the Estimated Aggregate Net Working Capital Amount. The “Post-Closing Aggregate Net Working Capital Adjustment Amount” shall be the amount (positive or negative) equal to (i) the Final Aggregate Net Working Capital Adjustment Amount minus (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a positive amount, then Buyer shall pay in cash to Seller the amount of the Post-Closing Aggregate Net Working Capital Adjustment Amount. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a negative amount, then Seller shall pay in cash to Buyer the amount equal to the absolute value of the Post-Closing Aggregate Net Working Capital Adjustment Amount. Any such net excess or deficit payment in respect of the Final Aggregate Net Working Capital Amount will be due and payable within five (5) Business Days after the Final Aggregate Net Working Capital Amount is finally determined as provided in this Section 2.6(f) and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Seller, as applicable. Any payments made pursuant to this Section 2.6(f) shall be treated as an adjustment to the Tax Allocation Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

(g) Following the Closing, Seller and Buyer shall cooperate and provide each other and, if applicable the Neutral Auditor, and their respective Representatives, reasonable assistance and access to such books, records and employees (including those of the Acquired Companies) as are reasonably requested in connection with the matters addressed in this Section 2.6. Consistent with the foregoing, following the Closing and until the finalization of the Final Aggregate Net Working Capital Adjustment Amount pursuant to this Section 2.6, Buyer shall, at Seller’s expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Seller or the Neutral Auditor (as applicable) to review the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount. Seller and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of

Buyer regarding the worksheet setting forth the computation Amount and the calculations set forth therein, provided that, notwithstanding anything to the contrary in this Section 2.6(g), such access shall not include (i) access to materials that are subject to the attorney-client, work-product or other similar privilege or (ii) access to any working papers of any independent accountant unless customary confidentiality and hold harmless agreements have been first executed.

Section 2.7 Tax Treatment; Allocation of Purchase Price.

(a) Buyer and Seller acknowledge that, since the Acquired Companies other than FPLE Forney and Lamar are classified as entities disregarded from their owners for federal income tax purposes, and (b) an election pursuant to Section 338(h)(10) of the Code shall be made with respect to the acquisition of the membership interests in FPLE Forney and Lamar, the purchase and sale of the Interests is intended to be treated for federal income tax purposes as a purchase and sale of the Assets and liabilities of the Acquired Companies.

(b) Buyer shall prepare and provide to Seller within sixty (60) days after all adjustments to the Purchase Price pursuant to Section 2.6 have been completed in accordance with the terms thereof, a schedule (the “Purchase Price Allocation Schedule”) allocating the amounts paid and the liabilities assumed in connection with the transactions contemplated by this Agreement, adjusted as necessary to determine the purchase price of the Purchased Assets for federal income tax purposes (the “Tax Allocation Purchase Price”), among the Purchased Assets.

(c) The Purchase Price Allocation Schedule shall be prepared in accordance with the general principles of Sections 338 and 1060 of the Code and the Treasury Regulations pursuant thereto or any successor provision. Unless Seller objects to Buyer’s allocation schedule within thirty (30) days after receipt thereof, such schedule shall become final. If Seller objects to Buyer’s allocation within thirty (30) days of receipt, then the Parties shall use Commercially Reasonable Efforts to agree, within thirty (30) days of Seller’s objection to the Purchase Price Allocation Schedule, to an allocation of the Tax Allocation Purchase Price among the Assets of the Acquired Companies that is consistent with the allocation methodology provided by Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). In the event such mutual agreement cannot be achieved, Buyer shall engage a nationally-recognized accounting firm to serve as an independent valuation expert to determine the Allocation, the costs of which are to be shared equally among Buyer, on the one hand, and Seller, on the other hand. Once the Allocation becomes final, whether by virtue of Seller’s deemed acquiescence, by express mutual agreement of the Parties, or by determination of the independent valuation expert, the Parties agree that neither Buyer, Seller, nor any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such final Allocation. The Allocation shall be revised to take into account subsequent adjustments to the Tax Allocation Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), in accordance with the provisions of Sections 338 and 1060 of the Code and the Treasury Regulations pursuant thereto or any successor provision.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as disclosed in, or qualified by any matter set forth in, the Schedules provided by Seller, Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization. Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

Section 3.2 Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party do not, and the performance by Seller of its obligations under this Agreement and the Transaction Documents to which Seller is or will be a party will not:

(a) result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;

(b) assuming all required Consents set forth on Schedule 3.3 (collectively, the “Seller Approvals”) and the Company Consents have been obtained, result in a violation of or a breach of or default, or give rise to any right of termination, cancellation or acceleration), or require any consent of or notice to any Person, under (with or without the giving of notice, the lapse of time, or both) any Contract to which Seller is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which Seller is or will be a party; and

(c) assuming all the Seller Approvals and the Company Consents have been obtained or given, (i) result in a violation of, or breach any term or provision of, any Law applicable to Seller, except as would not have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which Seller is a party or (ii) require any Consent of any Governmental Authority under any applicable Law, other than such Consents which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which Seller is or will be a party.

Section 3.4 Interests. Seller is the sole Member (as defined in the Organizational Documents of the Company) of the Company, and holds its membership interest in the Company free of all Encumbrances other than (i) restrictions on “Change of Control” pursuant to (and as defined in) the Project Financing Agreement until the Project Financing Payoff Amount has been paid in full, (ii) those arising under the Organizational Documents of the Company, (iii) those arising under this Agreement, (iv) those securing Taxes not yet due and payable and (v) those arising under any applicable securities Laws of any jurisdiction. Seller is the only Person that owns any interest in the profits, losses, distributions and capital of the Company. Except for the membership interest held by Seller, the Company has no outstanding Equity Securities.

Section 3.5 Legal Proceedings. As of the Effective Date, there is no Claim pending or, to Seller’s Knowledge, threatened against Seller, which seeks a writ, judgment, injunction, order, decree, determination or award (any of the foregoing, an “Order”) restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.6 Compliance with Laws and Orders. Seller is not in violation of or in default under any Law or Order applicable to Seller or its Assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Seller from performing its obligations hereunder.

Section 3.7 Brokers. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which Buyer or any Acquired Company could become liable or obligated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Except as disclosed in, or qualified by any matter set forth in, the Schedules provided by Seller, Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Organization.

(a) Each Acquired Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets. Each Acquired Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Seller has furnished to Buyer true and correct copies of the Organizational Documents of each Acquired Company. The Organizational Documents of each Acquired Company are in full force and effect.

Section 4.2 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party do not, and the performance by Seller of its obligations under this Agreement and the other Transaction Documents to which Seller is or will be a party will not:

(a) result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any Acquired Company;

(b) assuming all of the Consents set forth on Schedule 4.2 (the “Company Consents”) have been obtained, except as set forth in Schedule 4.2(b), result in a violation of or a breach of or default, or give rise to any right of termination, cancellation, amendment or modification or acceleration, result in the creation of any Encumbrance (other than Permitted Encumbrances) on any Purchased Asset, or require any consent of or notice to any Person, in each case with or without the giving of notice, the lapse of time, or both (any of the foregoing, a “Conflict”) pursuant to any Material Contract, except for any Conflict which (i) would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Acquired Companies, taken as a whole, or (ii) would result solely as a result of the specific legal, regulatory or financial status of Buyer or its Affiliates, or as a result of any other facts or circumstances that specifically relate to the business or activities in which Buyer or its Affiliates is or proposes to be engaged, other than the Business; and

(c) assuming the Seller Approvals and the Company Consents have been obtained or given, (i) result in a violation or breach of any term or provision of any Law applicable to any Acquired Company or any of the Purchased Assets or (ii) require the Consent of any Governmental Authority under any applicable Law, other than such Consents which, in each case (A) if not made or obtained, would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Acquired Companies, taken as a whole, or (B) are required solely as a result of the specific legal, regulatory or financial status of Buyer or its Affiliates, or as a result of any other facts or circumstances that specifically relate to the business or activities in which Buyer or its Affiliates is or proposes to be engaged, other than the Business.

Section 4.3 Capitalization. Schedule 4.3 accurately sets forth the ownership structure and capitalization of each Acquired Company. Except as set forth on Schedule 4.3, there are no outstanding Equity Securities of any Acquired Company. Except as set forth on Schedule 4.3, no Acquired Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Acquired Company. None of the Equity Securities of any Acquired Company are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of any Acquired Company, other than the Organizational Documents of any Acquired Company.

Section 4.4 Business; Title to Assets.

(a) The Business of each Acquired Company is the only business operation carried on by each such Acquired Company. Except for (i) the matters disclosed in Schedule 4.4, (ii) the Excluded Items or (iii) Excluded Contracts, the Purchased Assets owned, leased or licensed by each Acquired Company and the Purchased Assets that each Project Company otherwise has the right to use constitute the material tangible Assets used or held for use in connection with the operation of its Business as operated immediately prior to the Effective Date. The Acquired Companies (x) have good title to the Assets they purport to own (including all Assets reflected on the Balance Sheet or subsequently added in the ordinary course of business), and (y) at Closing will have good title to each of the Additional Assets, in each case free and clear of any Encumbrances (other than Permitted Encumbrances) and have valid leases, licenses, registrations or other rights to use the other Assets used in the operation of the Business as currently operated, except for matters that would not, in the aggregate, reasonably be expected to result in a material and adverse impact on an Acquired Company.

(b) All tangible Purchased Assets are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

(c) None of the software applications or the information technology applications set forth on Schedule 6.6 is reasonably necessary for the safe and reliable operation of the Projects.

Section 4.5 Bank Accounts. Schedule 4.5 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Acquired Company maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.6 Subsidiaries. None of the Acquired Companies have subsidiaries or own Equity Interests in any Person other than as set forth on Schedule 4.3.

Section 4.7 Legal Proceedings. Except as set forth on Schedule 4.7, there is no Claim pending, or to Seller’s Knowledge, threatened against any Acquired Company that (a) affects any Acquired Company or the Purchased Assets and would, if adversely determined, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole or (b) seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement and the other Transaction Documents. Except as set forth on Schedule 4.7, there are no condemnation or similar proceedings affecting any of the Acquired Companies or the Purchased Assets that are currently pending or, to Seller’s Knowledge, threatened. As of the Effective Date, none of the Acquired Companies has initiated any Claims against any Person.

Section 4.8 Compliance with Laws and Orders. Except as set forth on Schedule 4.8, each Acquired Company is, and during the two (2) years prior to the Effective Date has been, in compliance in all material respects with all Laws and Orders applicable to it; provided, however, that this Section 4.8 does not address Taxes, which are exclusively addressed by Section 4.10; employees and labor matters, which are exclusively addressed by Section 4.18 and Section 4.19; or Environmental Laws, which are exclusively addressed by Section 4.15. Except as set forth on Schedule 4.8, neither Seller nor any Acquired Company has received during the past two (2) years any notice, Order, complaint or other communication from any Governmental Authority (or in any earlier period if the matters raised in such notice, Order, complaint or other communication remain pending and would reasonably be expected to be material to the Acquired Companies, taken as a whole) that any Acquired Company is not in compliance in any material respect with any Law applicable to it, other than regarding any such non-compliance that is no longer pending or would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 4.9 Liabilities. Except as and to the extent adequately accrued or reserved against in the Financial Statements or as disclosed in Schedule 4.9, no Acquired Company has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in the Balance Sheet or disclosed in the notes thereto, except for liabilities and obligations (i) reflected on the Balance Sheet, (ii) which have arisen since the Balance Sheet Date in the ordinary course of business, or (iii) arising under Material Contracts, Permits or any Contract not included in the Material Contracts because such Contract is not required by this Agreement to be included therein (other than liabilities or obligations related to or arising out of breaches of Material Contracts, Permits or such other Contracts).

Section 4.10 Taxes. Except as set forth on Schedule 4.10: (a) all material Tax Returns that are required to be filed on or before the Closing Date by each Acquired Company have been or will have been duly and timely filed, (b) all such Tax Returns are true, correct and complete in all material respects, (c) all Taxes that are shown to be due on such Tax Returns and all other Taxes whether or not shown as due on such Tax Returns (including estimated Tax payments) that are due and owing have been or will have been timely paid in full or have been or will be adequately reserved, (d) all material withholding Tax requirements and information reporting requirements imposed on the Acquired Companies have been satisfied in all material respects, (e) no Acquired Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (f) (A) there are no pending or active audits or legal proceedings involving Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other Claims for unpaid Taxes of the Acquired Companies and (B) any deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid, (g) there are no liens for Taxes upon any of the Assets of the Acquired Companies, except for statutory Encumbrances for Taxes or other charges or assessments not yet past due or delinquent or the validity of which are being contested in good faith by appropriate proceedings, (h) none of the Acquired Companies (A) is a party to or has any liability under any Tax sharing, Tax indemnification or similar agreement, or (B) has any liability for Taxes of any other Person

(including liability as a transferee or successor, liability by contract or otherwise, or liability under Treasury Regulations Section 1.1502-6 or any corresponding provision of income Tax Law), (i) (A) each of the Company, La Frontera Generation, and FPLE Forney Pipeline is classified as an entity disregarded as separate from its owner for federal income Tax purposes, and (B) each of FPLE Forney and Lamar is classified as a corporation for federal income Tax purposes, (j) no claim has been made by any Taxing Authority (domestic or foreign) in any jurisdiction where the Acquired Companies do not file Tax Returns that any such entity (or its owner for Tax purposes in the case of a disregarded entity) may be subject to Tax by that jurisdiction, (k) each of the Acquired Companies has complied in all material respects with all applicable Laws pertaining to Taxes, (l) no issues relating to Taxes were raised by a Taxing Authority in any completed audit or examination that would or would reasonably be expected to recur in a later taxable period that would be material to the Acquired Companies, taken as a whole, (m) there are no matters under discussion with any Taxing Authority with respect to the liability of any of the Acquired Companies for any Taxes, (n) none of the Acquired Companies is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement, or other agreement with any Taxing Authority, and (o) none of the Acquired Companies will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized for Tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting or comparable provisions of any other Tax Laws, or for any other reason.

All references to the Acquired Companies in this Section 4.10 shall include reference to any Person which had previously merged with and into or liquidated into the Acquired Companies, as applicable.

Section 4.11 Regulatory Status.

(a) Each of FPLE Forney and Lamar meet the requirements for, and has been determined by FERC to be, an “Exempt Wholesale Generator” (an “EWG”) within the meaning of the Public Utility Holding Company Act of 2005, as amended and the regulations of FERC thereunder (the “PUHCA”).

(b) Neither FPLE Forney nor Lamar is a “public utility” as that term is defined under the Federal Power Act, as amended, including the regulations of FERC thereunder (the “FPA”), nor does either FPLE Forney or Lamar directly or indirectly own, operate or control any subsidiary that is a “public utility,” whether or not such subsidiary is otherwise disclosed pursuant to Section 4.3 or Section 4.6 of this Agreement.

(c) Seller is not subject to regulation under PUHCA as an “electric utility company” or a “holding company” or is exempt from FERC’s regulations under PUHCA for access to books and records, waivers of accounting, records-retention and reporting requirements (except, with respect to Seller’s, compliance obligations associated with the status of FPLE Forney and Lamar as EWGs). Seller is an EWG with a valid and effective certification on file with FERC which is not subject to rehearing or appeal and, to Seller’s Knowledge, is not subject to any pending challenge, investigation or enforcement action by FERC.

(d) Each of the Forney Project and the Lamar Project is a NERC registered “Generator Operator” and “Generator Owner” through the NEER registrations in the Texas RE, and such registrations are valid and in full force and effect.

(e) FPLE Forney Pipeline is a “gas utility” as that term is defined in Texas Utilities Code Chapter 121 including RRC Rules promulgated thereunder.

(f) FPLE Forney Pipeline is an intrastate pipeline subject to the applicable standards set forth in Texas Administrative Code Chapter 8 and is not subject to the Natural Gas Act (15 USC 717) or the Pipeline Safety Act (49 USC 60101) provisions properly delegated to the State of Texas.

Section 4.12 Contracts.

(a) Excluding the Excluded Contracts, the Excluded Items and any Contracts entered into after the Effective Date in accordance with Section 6.3, Section 4.12 sets forth a list of the following Contracts to which an Acquired Company is a party or by which the Acquired Company may be bound (collectively, the “Material Contracts”):

(i) Contracts for the future purchase, exchange or sale of natural gas or other fuel for a Project;

(ii) Contracts for the future purchase, exchange or sale of electric power or ancillary services;

(iii) Contracts for the future transportation of natural gas or other fuel for a Project;

(iv) Contracts for the future transmission of electric power;

(v) interconnection Contracts;

(vi) other than Contracts of the nature addressed by Section 4.12(a)(i) - (iv), Contracts (A) for the sale of any Asset or (B) that grant a right or option to purchase or sell any Asset, other than in each case Contracts entered into in the ordinary course of business relating to Assets with a value of less than $1,000,000 individually or $5,000,000 in the aggregate;

(vii) other than Contracts of the nature addressed by Section 4.12(a)(i) - (iv), Contracts for the future receipt of any Assets or services requiring payments in excess of $1,000,000 for each individual Contract;

(viii) Contracts under which it has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, or under which it has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding indebtedness for borrowed money, including the Project Financing Documents;

(ix) outstanding agreements of guaranty, surety or indemnification (excluding indemnification provisions customarily included in Contracts entered into in the ordinary course of business), direct or indirect, by such Acquired Company;

(x) Contracts for consulting services providing annual compensation in excess of $100,000 and which are not cancelable by such Acquired Company on notice of ninety (90) days or less;

(xi) Hedging Agreements;

(xii) Contracts that purport to limit an Acquired Company’s freedom to compete in any line of business or in any geographic area or that restrict the right of each Acquired Company to sell to or purchase from any Person or to hire any Person, or that grant the other party or any third person “most favored nation” status or any type of special discount rights;

(xiii) partnership, joint venture or limited liability company agreements; and

(xiv) Contracts under which each Acquired Company owns, leases or holds an easement interest, license or permit to use, the Property listed on Schedule 4.13(i) (the “Real Property Documents”).

(b) Seller has made available to Buyer accurate and complete copies of all Material Contracts.

(c) Other than, as of Closing, the Contracts that will be terminated pursuant to Section 6.8 or otherwise will expire in accordance with their respective terms, each of the Material Contracts is, in all material respects, in full force and effect and constitutes a valid and binding obligation of the Acquired Company party thereto and, to Seller’s Knowledge, of each of the other parties thereto.

(d) (i) No Acquired Company is in breach or default in any material respect under any Material Contract and (ii) to Seller’s Knowledge, no other party to any of the Material Contracts is in breach or default thereunder.

Section 4.13 Real Property. Each Acquired Company owns, leases or holds an easement interest, license or permit to use, the Property listed on Schedule 4.13(i) and identified as being owned, held, leased or licensed by such Acquired Company, or over which the identified Acquired Company holds an easement or permit, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances) created by, through or under such Acquired Company, except pursuant to the Contracts listed, and as otherwise noted, on Schedule 4.13(i).

Section 4.14 Permits.

(a) Except as to Environmental Law, which is addressed in Section 4.15, Schedule 4.14(a) sets forth all Permits that are required for the ownership, use or operation of the Projects by, and the Business of, the Acquired Companies in the manner in which they are currently owned and operated, and consistent with each Project’s design capacity and that are material to such Project (the “Material Permits”). The Acquired Companies hold, and have timely applied for renewal of and have paid if due any applicable fees associated with, all Material Permits. All of the Material Permits are in full force and effect. There are no proceedings pending or, to Seller’s Knowledge, threatened, that might reasonably result in the revocation, suspension, or adverse modification of any of the Material Permits.

(b) Except as set forth on Schedule 4.14(b), each Acquired Company is, and during the two (2) years prior to the Effective Date has been, in compliance in all material respects with all Material Permits set forth on Schedule 4.14(a), and neither Seller nor any Acquired Company has received during the past two (2) years any written notification from any Governmental Authority alleging that any Acquired Company is in material violation of any Material Permits, other than in respect of any allegation that no longer remains pending.

(c) This Section 4.14 does not address Permits under Environmental Law, which are exclusively addressed by Section 4.15.

Section 4.15 Environmental Matters.

(a) The Acquired Companies hold, and have timely applied for renewal of, all Permits under Environmental Law that are required for the ownership, use or operation of the Projects by the Acquired Companies in the manner in which they are currently owned and operated and consistent with each Project’s design capacity, except any such Permits, the absence of which would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. All such Permits under Environmental Law in effect on the Effective Date are set forth on Schedule 4.15(a) and are in full force and effect.

(b) Except as set forth in Schedule 4.15(b), or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Acquired Company and the Project owned by each such Acquired Company is, and during the two (2) years prior to the Effective Date has been, in compliance with all Environmental Laws and Permits under Environmental Law. Except as set forth in Schedule 4.15(b), to Seller’s Knowledge, there are no existing events, conditions, or circumstances that would reasonably be expected to materially and adversely affect the Acquired Companies’ ability to comply with Environmental Laws or Permits in the future or increase the cost of such compliance.

(c) Except as set forth in Schedule 4.15(c), no Acquired Company has received notice of any material Environmental Claims, actions, proceedings or investigations that are currently outstanding, and to Seller’s Knowledge, no Environmental Claims are threatened, against an Acquired Company by any Person under any Environmental Laws.

(d) Except as set forth in Schedule 4.15(d), there has been no Release of any Hazardous Material within the last five (5) years at or from a Project to any other location in connection with an Acquired Company’s operations at such Project that would reasonably be expected to result in an Environmental Claim that would reasonably be expected to result in a Material Adverse Effect.

(e) Schedule 4.15(e) lists, as of the Effective Date, all air pollutant emissions allowances and credits currently allocated for the Projects’ use, and neither Seller nor any of the Acquired Companies has entered into any contracts or commitments to transfer or sell any such allowances. All such emissions allowances and credits are owned solely by the Acquired Companies and constitute Purchased Assets hereunder.

Section 4.16 Intellectual Property.

(a) Schedule 4.16(a) sets forth a true and complete list of all issued and applied-for patents, registered and applied-for trademarks, registered copyrights and registered domain names, in each case owned by the Acquired Companies.

(b) The Acquired Companies own, or have the licenses or rights to use for their respective Businesses, all material Intellectual Property (other than the Excluded Contracts and Excluded Items) currently used in their respective Businesses (the “Business IP”). The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Acquired Companies to use any of the Business IP.

(c) To Seller’s Knowledge, the operation by the Acquired Companies of their respective Businesses does not infringe upon, misappropriate or violate any Intellectual Property of any third party in any material respect. Neither Seller nor any Acquired Company has received from any Person a claim in writing that any Acquired Company is infringing in any material respect the Intellectual Property of such Person.

Section 4.17 Brokers. The Acquired Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.18 Employees and Labor Matters. Neither Seller nor any of the Acquired Companies have any employees. A list of employees employed by NEER Operating or another Non-Acquired Company Affiliate of Seller and assigned to each Project as of the Effective Date is set forth in Schedule 4.18 (“Project Employees”). Except as described on Schedule 4.18:

(a) With respect to Project Employees,

(i) as of the Effective Date, no Project Employees are represented by a union or other collective bargaining entity;

(ii) as of the Effective Date, there is no pending and during the past three (3) years, there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, grievance, work stoppage or lockout by Project Employees;

(iii) in the past three (3) years, Seller has not received written notice of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices; and

(iv) there is no pending, or to Seller’s Knowledge threatened, and during the past three (3) years Seller has not received written notice of any, investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, during the past three (3) years Seller has not been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws, in connection with the Projects; and

(b) With respect to any employee or former employee of Seller or its Affiliates, the Acquired Companies do not have any liability with respect to the compensation or employee benefits of, or any other employment-related liability with respect to, any employee or former employee of Seller or its Affiliates.

Section 4.19 Employee Benefits. Neither Seller nor any of the Acquired Companies sponsor or maintain any Benefit Plan. Schedule 4.19 sets forth a true and complete list of all ERISA Benefit Plans that cover any Project Employees. With respect to any ERISA Benefit Plan that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed (or is or was required to be contributed to) to within five (5) years prior to the Effective Date, by any ERISA Affiliate and in which Project Employees are or were eligible to participate: (a) no such ERISA Benefit Plan is a plan in respect of which any ERISA Affiliate could incur liability under Section 4212(c) of ERISA; (b) no such ERISA Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which any Acquired Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA; and (c) no condition exists or event or transaction has occurred with respect to any such plan which would reasonably be expected to result in any Encumbrance (other than Permitted Encumbrances) on any Asset of an Acquired Company.

Section 4.20 Financial Statements. Seller has made available to Buyer (i) the consolidated audited financial statements of La Frontera Generation and its subsidiaries consisting of the consolidated balance sheet for the period year ended December 31, 2014, and the related consolidated statement of operations and consolidated statement of cash flows for the period then ended, and (ii) the consolidated unaudited financial statements of La Frontera Generation and its subsidiaries, consisting of a consolidated balance sheet (the “Balance Sheet”) for the period ending September 30, 2015 (the “Balance Sheet Date”) and the related consolidated statement of operations and consolidated statement of cash flows for the period then ended (the “Financial Statements”). Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial condition, results of operations and cash flows of La Frontera Generation and its subsidiaries as of the respective dates for the respective periods set forth therein (subject, in the case of the unaudited Financial Statements, to the absence of notes and normal year-end adjustments which are not material, either individually or in the aggregate). Other than the Equity Interests of La Frontera Generation, the Company has no Assets or liabilities.

Section 4.21 Absence of Certain Changes. Except as set forth in Schedule 4.21, since the Balance Sheet Date (a) to the Effective Date, each Acquired Company has operated, in all material respects, in the ordinary course of business and consistent with past practices, and (b) a Material Adverse Effect has not occurred.

Section 4.22 Related Party Transactions. Except as set forth in Schedule 4.22, there is no agreement, arrangement or understanding between or among (a) any Acquired Company, on the one hand and (b)(i) Seller, or any Affiliate of Seller, or (ii) any of their respective officers, directors, or employees, on the other hand (each of the foregoing, including Seller, a “Related Party”).

Section 4.23 Insurance. Seller or its Affiliates maintain insurance policies or other arrangements with respect to the Projects consistent with the insurance coverage described on Schedule 4.23.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in, or qualified by any matter set forth in, the Schedules provided by Buyer, Buyer hereby represents and warrants to Seller as of the Effective Date as follows:

Section 5.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware.

Section 5.2 Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms.

Section 5.3 No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party do not, and the performance by Buyer of its obligations under this Agreement and the Transaction Documents to which Buyer is or will be a party will not:

(a) result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b) assuming all required Consents set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, obtained or given, result in a material violation of or a material breach of or default, or give rise to any right of termination, cancellation, material amendment or modification or acceleration under any material Contract to which Buyer is a party, except for any such violations, breaches or defaults (or rights of termination, cancellation, material amendment or modification or acceleration) which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which Buyer is or will be a party; and

(c) assuming all Buyer Approvals have been obtained or given, (i) result in a violation of, or breach any term or provision of, any Law applicable to Buyer, except as would not have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any other Transaction Document to which Buyer is a party or (ii) require any Consent of any Governmental Authority under any applicable Law, other than such Consents which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which Buyer is or will be a party.

Section 5.4 Legal Proceedings. As of the Effective Date, there is no Claim pending or, to Buyer’s Knowledge, threatened, against Buyer which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 5.5 Compliance with Laws and Orders.

(a) During the pendency of the Bankruptcy Cases, the Bankruptcy Court Order is in full force and effect.

(b) During the pendency of the Bankruptcy Cases, the DIP Order is in full force and effect.

(c) Buyer is not in violation of, or in default under, (i) during the pendency of the Bankruptcy Cases, the Bankruptcy Court Order, (ii) during the pendency of the Bankruptcy Cases, the DIP Order, or (iii) Law or any other Order applicable to Buyer or its Assets, in each case the effect of any of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

(d) As of the Effective Date, there is no outstanding Order of, or investigation pending, or to Buyer’s Knowledge, threatened by any Governmental Authority against Buyer the effect of any of which, individually or in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder. No party has filed any notice, objection, statement or other pleading in the Bankruptcy Cases seeking to stay, enjoin or overturn the relief granted by the Bankruptcy Court Order or the DIP Order and, to Buyer’s Knowledge, no party has threatened to stay, enjoin or overturn the relief granted by the Bankruptcy Court Order or the DIP Order, in each case the effect of any of which, individually or in the aggregate, would be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

Section 5.6 Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 5.7 Acquisition as Investment. Buyer is acquiring the Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other

Person. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the express representations and warranties of Seller in this Agreement), its own analysis of the Interests, the Acquired Companies, the Projects and the Purchased Assets for the purpose of acquiring the Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Interests may be transferred, except pursuant to an applicable exemption under the 1933 Act. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the 1933 Act.

Section 5.8 Financial Resources. Buyer and its Affiliates have, and at the Closing, Buyer will have, sufficient funds and other financial resources available to pay the Purchase Price and otherwise effect the transactions in accordance with this Agreement. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

Section 5.9 No Conflicting Contracts. Neither Buyer nor any of Energy Future Holdings Corp.’s controlled Affiliates is a party to any Contract to build, develop, acquire or operate any power facility, or otherwise owns Assets or is engaged in a business, that would reasonably be expected to hinder or cause a delay in any Governmental Authority’s granting of a Buyer Approval or a Seller Approval or in obtaining a Company Consent, and neither Buyer nor any of Energy Future Holdings Corp.’s controlled Affiliates has any plans to enter into any such Contract, acquire any such Assets or engage in any such business prior to the Closing Date.

Section 5.10 Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Acquired Companies, the Purchased Assets and the Projects. In making its decision to execute this Agreement and to purchase the Interests, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the express representations, warranties, terms and conditions of this Agreement.

Section 5.11 Buyer Benefit Plans. Except as set forth on Schedule 5.11, as of the Effective Date, the Benefit Plans which Buyer Affiliates and other Persons engaged by Buyer to operate any Project (“Buyer Service Companies”) sponsor, maintain or provide for employees of Buyer Affiliates and Buyer Service Companies with positions and responsibilities similar to the Transferrable Plant Employees are, taken as a whole, comparable in all material respects to the Benefit Plans which Seller has advised Buyer are provided by Seller and its Affiliates to the Transferrable Plant Employees.

Section 5.12 Regulatory Status. Buyer is authorized to acquire the Interests as provided for in this Agreement under Section 203(a) of the Federal Power Act, 16 U.S.C. § 824b(a), pursuant blanket authorizations provided for in Section 33.1(c) of FERC’s regulations, 18 C.F.R. § 33.1(c).

Section 5.13 Ownership in ERCOT. As of the Effective Date, Energy Future Holdings Corp. and its controlled Affiliates own and control approximately 13,250 MW of total installed generating capacity in ERCOT for purposes of calculating the 20% limitation on ownership and control of installed generating capacity under Section 39.154 of the PURA.

ARTICLE VI

COVENANTS

The Parties hereby covenant and agree as follows:

Section 6.1 Regulatory and Other Approvals. During the Interim Period:

(a) The Parties will, in order to consummate the transactions contemplated hereby, (i) proceed diligently and in good faith and use all reasonable best efforts, as promptly as practicable, to obtain the Seller Approvals, Company Consents and Buyer Approvals in form and substance reasonably satisfactory to Seller and Buyer, and to make all required filings with, and to give all required notices to, the applicable Governmental Authorities and (ii) cooperate in good faith with the applicable Governmental Authorities and provide promptly such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith; provided, however, notwithstanding anything to the contrary in this Agreement, except as otherwise contemplated in Section 6.1(c)(iv), the Parties acknowledge and agree that neither Buyer nor Seller shall have any obligation to pay any consideration, other than customary fees imposed by Governmental Authorities, or to offer to grant, or agree to, any financial or other accommodation in order to obtain any of the Seller Approvals, Company Consents and Buyer Approvals and, provided, further, that to the extent Buyer is required to file an application with the PUCT pursuant to Sections 39.158 and 39.154 of Texas Public Utility Regulatory Act, Buyer shall have the duty to file the application, and any failure to file the application that results in penalties to Buyer or Seller shall be the sole responsibility of Buyer;

(b) The Parties will provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement; and

(c) In furtherance of the foregoing covenants:

(i) Each Party shall prepare, or with respect to any required HSR Act filings cause its ultimate parent entity (as that term is defined in the HSR Act) to prepare, as soon as is practical following the Effective Date, all necessary filings in connection with the transactions contemplated by this Agreement and the other Transaction Documents under the HSR Act or any other federal, state or local Laws. Each Party shall submit, or with respect to any required HSR Act filings cause its ultimate parent entity (as that term is defined in the HSR Act) to submit, such filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after the Effective Date. The Parties shall request expedited treatment of any such filings, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with each other in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with each other and shall agree in good faith upon the timing of such filings. Buyer will pay all of the filing fees under the HSR Act;

(ii) Neither Party shall, and each Party shall cause its Affiliates not to, take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the aforementioned filings, and Seller shall neither cause nor permit FPLE Forney or Lamar to be or become a “public utility” as that term is defined under the Federal Power Act, as amended, including the regulations of the FERC thereunder, nor shall Buyer be, or take any action to become, a “public utility” as defined in this provision;

(iii) Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and Seller will notify the other Party promptly upon the receipt of (A) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.1 or the transactions contemplated by this Agreement and (B) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.1, each Party will promptly inform the other of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority and any productions made by such Party or its Affiliates to any Governmental Authority relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Parties. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party; and

(iv) Buyer shall use all reasonable best efforts to take, in order to consummate the transactions contemplated by this Agreement, all actions reasonably necessary to (A) keep Seller apprised, during the pendency of the Bankruptcy Cases, of all material developments and filings made with respect to the Bankruptcy Court Order and the DIP Order in the Bankruptcy Cases, (B) comply in all material respects with, during the pendency of the Bankruptcy Cases, the Bankruptcy Court Order, the DIP Order, and any other Orders of the Bankruptcy Court to the extent applicable to the transactions contemplated by this Agreement, (C) respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Person with respect to the Bankruptcy Court Order or the DIP Order during the pendency of the Bankruptcy Cases, (D) secure the expiration or termination of any applicable waiting period under any Seller Approvals, Company Consents and Buyer Approvals from a Governmental Authority, (E) resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Authority, and (F) otherwise to obtain the Buyer Approvals in form and substance reasonably satisfactory to Seller and Buyer and to respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (and reasonable best efforts as used in this paragraph shall not require) Buyer to prevent the entry of any court order or to have vacated, lifted, reversed or overturned, or appeal, any decree, judgment, injunction or other order that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement or to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (w) require the divestiture of any Assets of Buyer, any of its Affiliates, or any of the Acquired Companies, (x) limit Buyer’s freedom of action with respect to, or its ability to consolidate and control, any of the Acquired Companies or any of their Assets or businesses or any of Buyer’s or its Affiliates’ other Assets or Business, (y) limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Interests or (z) require the payment of funds to any Person (other than routine application fees payable to a Governmental Authority) (any of the foregoing clauses (w)-(z), unless specifically waived in writing by Buyer at its discretion, a “Burdensome Condition”). Without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall not seek (or assist any other Person in seeking) to alter or enjoin the terms of, during the pendency of the Bankruptcy Cases, the Bankruptcy Court Order or the DIP Order in a manner that would reasonably be expected to prevent Buyer from performing its obligations hereunder.

(d) Promptly following the Effective Date, Buyer will seek authorization from the PUCT to acquire the Interests under Sections 39.158 and 39.154 of the PURA.

Section 6.2 Access of Buyer.

(a) During the Interim Period, Seller will provide, and will cause the Acquired Companies to provide, Buyer and its Representatives with reasonable access, upon reasonable prior notice (but in no event less than five (5) Business Days’ prior written notice) and during normal business hours, to the properties, books and records of the Acquired Companies and the appropriate officers and employees of Seller and its Affiliates who have significant responsibility for one or more Acquired Companies, but only to the extent that such access does not unreasonably interfere with the business of Seller and its Affiliates or the Businesses of the Acquired Companies, that such access is reasonably related to the requesting Party’s obligations and rights hereunder, and subject to compliance with applicable Laws and Seller’s or any of its Affiliates’ safety policies, protocols and requirements; provided, however, that Seller shall have the right to (i) have a Representative present for any permitted communication with employees or officers of Seller or its Affiliates and (ii) impose reasonable restrictions and requirements for safety purposes. Buyer shall be entitled, at its sole cost and expense, to have the Property surveyed and to conduct non-invasive physical inspections; provided, however, that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Property. Promptly upon completion of any such entry, Buyer shall repair any damage caused by such entry. Any disclosure to Buyer pursuant to the foregoing shall be subject to such disclosure (w) not violating any applicable Laws, (x) not resulting in the waiver of any attorney/client, work product, or similar privilege, (y) not being of confidential information concerning the activities of Seller or its Affiliates (other than the Acquired Companies) that is unrelated to the Acquired Companies, the Business of any Acquired Company, or the Projects, or (z) not being of proprietary models of Seller or any of its Affiliates pertaining to energy project evaluation, energy, natural gas, fuel oil or other fuel price curves or projections, or other economic predictive models.

(b) During the Interim Period, in no event shall Buyer or any of Buyer’s Affiliates hold any meetings with, or otherwise communicate with, any suppliers, other vendors or customers of any Acquired Company, or any Representatives of any Governmental Authority, regarding any Project or Acquired Company without the prior consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed). At any such meeting consented to by Seller, a Representative of Seller shall be entitled to participate therein.

(c) Buyer assumes any and all risks of Loss associated with or arising out of the access and other rights under this Section 6.2, and Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their respective Representatives for any and all liabilities or Losses incurred by Seller, its Affiliates or their respective Representatives, or by any of Buyer’s Representatives, for any injuries or property damage arising out of the access and other rights under this Section 6.2, caused by any of Buyer’s Representatives while present on the Property.

(d) In connection with Buyer’s and its Affiliates financing activities during the Interim Period, Seller shall, and shall use Commercially Reasonable Efforts to cause the Acquired

Companies, and its and their respective Representatives, to provide to Buyer, at Buyer’s sole cost and expense, all cooperation reasonably requested by Buyer and that is customary in connection with such financing activities; provided, however, that (i) nothing in this Section 6.2(d) shall require any cooperation to the extent that it would unreasonably interfere with the business or operations of Seller or its Affiliates, including the Acquired Companies, or otherwise impair, in any material respect, the ability of any Representative of Seller or the Acquired Companies to carry out their respective duties as such and (ii) none of Seller, its Affiliates or the Acquired Companies shall be required to pay any commitment or other similar fee for which it is not advanced funds or incur any other liability in connection with such financing activities. Buyer shall promptly, upon request, reimburse Seller for all documented out-of-pocket costs and expenses (including reasonable advisor’s fees and expenses) incurred by Seller or its Affiliates, including the Acquired Companies, in connection with the cooperation provided pursuant to this Section 6.2(d). All non-public information regarding Seller and its Affiliates provided to Buyer, its Affiliates or its Representatives pursuant to this Section 6.2(d) shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential lenders, investors, attorneys, accountants, rating agencies or their respective Representatives in connection with such financing activities subject, where applicable, to customary confidentiality provisions as approved in advance in writing by Seller (which approval shall not be unreasonably withheld, conditioned or delayed). Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives from and against any and all Losses actually suffered or incurred by Seller or any of its Affiliates, to the extent arising out of or relating to (i) any action taken or cooperation provided by Seller or its Affiliates pursuant to this Section 6.2(d) or in connection with such financing activities or (ii) any information utilized in connection therewith (other than information provided to Buyer in writing by Seller or the Companies). This Section 6.2(d) shall survive the termination of this Agreement.

Section 6.3 Certain Restrictions. Except as required or permitted hereby, or as otherwise set forth in Schedule 6.3, during the Interim Period, Seller will cause the Acquired Companies and the Projects to operate in the ordinary course of business and consistent with past practice. Without limiting the foregoing, except as otherwise set forth in Schedule 6.3, required or permitted hereby or required by applicable Laws or any Material Contract in effect as of the Effective Date or amended as permitted hereby or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that this Section 6.3 shall not restrict (i) the transfer of Excluded Items, (ii) the termination or assignment of Excluded Contracts, (iii) the taking of any action otherwise listed below to the extent reasonably required to accomplish any of the Permitted Transactions or (iv) the termination of the services contemplated by Section 6.8, and no consent of Buyer will be required with respect to any matter set forth in this Section 6.3 or elsewhere in this Agreement to the extent that the requirement of such consent would reasonably be expected to violate any applicable Law), Seller will, during the Interim Period, cause the Acquired Companies not to:

(a) permit or allow any Encumbrances (other than Permitted Encumbrances) to be imposed on or against any of the Purchased Assets or Interests, except with respect to the Interests as described in Section 3.4;

(b) grant any waiver of any term under, exercise any option under, or give any consent with respect to, any Material Contract;

(c) sell, transfer, convey or otherwise dispose of any material Purchased Assets outside the ordinary course of business as of the Effective Date;

(d) other than accounts payable incurred in the ordinary course of business or otherwise incurred pursuant to the Material Contracts or short term, unsecured borrowings or intercompany loans or guarantees that are paid in full and discharged prior to the Closing, incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person;

(e) except as may be required to meet the requirements of applicable Laws or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would reasonably be expected to have a material and adverse impact on the Acquired Companies, taken as a whole;

(f) fail to maintain its existence or consolidate or merge with any other Person or acquire all or substantially all of the Assets of any other Person;

(g) issue or sell any equity ownership interests;

(h) (i) commence any case, proceeding or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (ii) make a general assignment for the benefit of its creditors, or take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this Section 6.3(h);

(i) purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

(j) enter into, terminate or amend (i) any Material Permit other than in the ordinary course of business, (ii) any Material Contract (including any Project Financing Document), or (iii) any Contract involving total consideration throughout its term in excess of $1,000,000 (except, in the case of the foregoing clauses (ii) and (iii), Contracts entered into in the ordinary course of business, consistent with past practice, which will be fully performed prior to Closing and under which the Acquired Companies will have no further obligations or liabilities following the Closing);

(k) waive any claims having a value in excess of $1,000,000, individually or in the aggregate;

(l) make any material election with respect to Taxes;

(m) amend or modify its Organizational Documents;

(n) commence or settle any Claim;

(o) enter into any partnership, joint venture, strategic alliance or similar contract or arrangement;

(p) increase the compensation payable or to become payable or the benefits provided to the Transferrable Project Employees, except (i) to the extent required by applicable Law or by a Governmental Authority, (ii) for normal merit and cost of living increases consistent with past practice, or (iii) changes in salary to the extent necessary as determined by Seller in good faith to retain Transferrable Project Employees not to exceed 5% increases on an individual basis, or (iv) changes to any Plant Employee’s Benefit Plan effective January 1, 2016 that have been communicated to Transferrable Project Employees and made available to Buyer as of the Effective Date;

(q) declare, set aside, make or pay any cash or non-cash dividend or other distribution on or with respect to any of its ownership interests (other than distributions solely among the Acquired Companies) except for NAPS Dispositions (as defined in the Project Financing Agreement);

(r) enter into any Contract with any Related Party;

(s) delay, defer, reduce or otherwise alter in any material respect any capital expenditures in a manner not consistent with the capital budget of the Acquired Companies provided to Buyer as the Effective Date, except as would be consistent with prudent operating practice and directives from ERCOT and other Governmental Authorities; or

(t) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, Seller may permit the Acquired Companies to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business.

Section 6.4 Use of Certain Names. Within forty-five (45) days following Closing, Buyer shall cause the Acquired Companies to cease using the words “FPL”, “FPLE”, “ESI”, “NextEra”, “NextEra Energy”, “Energy Resources” and “FPL Energy” and any trademark confusingly similar thereto or constituting an abbreviation thereof, and any logos associated therewith (the “Seller Marks”), including eliminating or covering the Seller Marks from the Property and Purchased Assets and disposing of any unused stationery and literature of the Acquired Companies bearing the Seller Marks, and thereafter, Buyer shall not, and shall cause the Acquired Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks or trade names belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Acquired Companies have no rights whatsoever to use such Intellectual Property. Without limiting the foregoing:

(a) Within ten (10) days after the Closing Date, Buyer shall cause any Acquired Company whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks.

(b) Within sixty (60) days after the Closing Date, Buyer shall provide evidence that is reasonably acceptable to Seller, that Buyer has made all filings required pursuant to paragraph (a) above with, and has provided notice to, all applicable Governmental Authorities and all counterparties to the Material Contracts regarding the sale of the Acquired Companies and the Purchased Assets to Buyer and the new addresses for notice purposes.

Section 6.5 Support Obligations.

(a) With respect to the NEER Guaranty, during the Interim Period, Seller and Buyer shall, and Buyer shall cause Buyer’s Affiliates to, use their respective Commercially Reasonable Efforts to work together to procure the full and unconditional release, effective as of the Closing Date, of NEER’s obligations under the NEER Guaranty. For purposes of this subsection, Commercially Reasonable Efforts shall require (i) jointly approaching Kinder Morgan to discuss and negotiate alternative arrangements for satisfying Kinder Morgan’s credit support requirements, and (ii) in support of any such alternative credit support arrangements, Buyer offering to replace the NEER Guaranty with a substitute guarantee from Buyer or Buyer Parent Guarantor on terms acceptable to Kinder Morgan (provided that the maximum principal amount guaranteed may not be increased) and, if the foregoing is not accepted by Kinder Morgan, Buyer or Buyer Parent Guarantor offering to deliver to Kinder Morgan a letter of credit from a creditworthy United States bank acceptable to Kinder Morgan for the account of Buyer or Buyer Parent Guarantor as applicant in an amount (x) sufficient to cover the entire amount that may be payable under the NEER Guaranty or (y) such lesser amount deemed sufficient by Kinder Morgan, and, if such offer is accepted by Kinder Morgan, providing such letter of credit to Kinder Morgan in connection with the Closing.

(b) If Buyer and Seller are not successful in obtaining the complete and unconditional release of NEER from its obligations under the NEER Guaranty prior to Closing as contemplated in Section 6.5(a), then Seller or its Affiliates, as applicable, shall cause NEER to keep in place the NEER Guaranty, and Buyer shall deliver to Seller at the Closing, and shall keep in place, an irrevocable, standby letter of credit in form and substance reasonably satisfactory to Seller and in an amount equal to the maximum amount of exposure under the NEER Guaranty and issued by Citibank N.A. pursuant to Buyer Parent Guarantor’s debtor-in-possession credit agreement authorized by the DIP Order or another irrevocable, standby letter of credit on substantially similar terms from a creditworthy financial institution reasonably acceptable to Seller (the “Continuing Support Letter of Credit”); provided, however, that as a condition to the continuing maintenance of the NEER Guaranty:

(i) From and after the Closing, Buyer hereby agrees to indemnify and hold harmless Seller and its Affiliates from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to the NEER Guaranty being in effect on or after the Closing Date (including as a result of any draw or demand for or making of any payment by NEER under the NEER Guaranty) with respect to the full extent of the NEER Guaranty. In furtherance, and not limitation, of the forgoing, if the NEER Guaranty is drawn upon in accordance with its terms after the Closing Date, upon receipt of written notice thereof from Seller, Buyer shall pay Seller or its designee the amount so drawn upon in accordance with its terms within five (5) Business Days after the date of such written notice. If Buyer fails to pay Seller or its designee within such five (5) Business Day period, Seller may draw upon or otherwise enforce the terms of the Continuing Support Letter of Credit in accordance with the terms thereof;

(ii) from and after the Closing, Buyer and Seller shall continue to use Commercially Reasonable Efforts to obtain the full and unconditional release of NEER from its obligations under the NEER Guaranty as contemplated by Section 6.5(a); and

(iii) Buyer shall not, and shall cause the Acquired Companies not to, effect any amendments or modifications or any other changes to the Contracts or obligations to which any of the obligations under the NEER Guaranty relates to the extent such amendment or modification would increase the liability of NEER under the NEER Guaranty or extend the stated maturity of any obligation to which the NEER Guaranty relates, without Seller’s prior written consent (which consent may be withheld in its sole and absolute discretion).

(c) If a Continuing Support Letter of Credit is provided pursuant to Section 6.5(b), at the expiration or termination of the NEER Guaranty (such that it is no longer subject to restoration or reinstatement), Seller shall deliver or cause to be delivered to Buyer the Continuing Support Letter of Credit for cancellation.

Section 6.6 Excluded Items. Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree that the Purchased Assets shall exclude those items listed on Schedule 6.6 (the “Excluded Items”). Seller shall retain all benefits and liabilities with respect to the Excluded Items, and Seller shall, prior to the Closing Date, use Commercially Reasonable Efforts to cause the Acquired Companies to distribute, transfer or assign each Excluded Item to Seller or a Non-Acquired Company Affiliate. Buyer acknowledges that the inability of Seller to have any Excluded Item distributed, transferred or assigned from any Acquired Company for any reason shall not delay Closing and any Excluded Item that Seller is unable to so distribute, transfer or assign by the Closing shall be referred to as a “Non-Transferred Excluded Item.” As soon as is reasonably practicable after the Closing Date, at Seller’s cost and expense, the Parties will take such actions as are reasonably required to cause the transfer to Seller or a Non-Acquired Company Affiliate of the Non-Transferred Excluded Items, and the removal thereof from the sites of the Projects, if applicable. From and after the Closing, except as set forth in the immediately preceding sentence, Buyer and its Affiliates (including the Acquired Companies) shall have no obligations with respect to the Non-Transferred Excluded Items, including any obligation to preserve or protect the Non-Transferred Excluded Items.

Section 6.7 Employee and Employee Benefit Matters.

(a) During the Interim Period, the Project Employees who are providing services directly relating to the Projects may, in Seller or Seller Affiliate’s sole discretion, continue in the same role following Closing as employees of Seller or a Seller Affiliate. Nothing in this Section 6.7 shall affect the right of Seller, or any Affiliate of Seller, to terminate the employment of any Project Employee for any reason or at any time. At all times prior to Closing, Seller, or an Affiliate of Seller, shall continue to have the exclusive right to control the Project Employees and make any and all employment decisions regarding Project Employees as it shall deem appropriate. Seller or its Affiliates shall be exclusively responsible for the payment of all wages, provision of all benefits and compliance with all applicable Laws with respect to the Project Employees until such Project Employees are no longer employed by Seller or its Affiliates.

(b) Except as expressly contemplated herein or in the O&M Agreement, from the Effective Date through the latter of a period of two (2) years from and after the O&M Expiration or the date of termination of this Agreement (pursuant to Section 9.1 if a Closing does not occur hereunder), Buyer agrees not to solicit for hire or employment or employ, and to use Commercially Reasonable Efforts to cause Buyer Service Companies and their Affiliates not to solicit for hire or employment or employ, any Project Employee, without Seller’s prior written consent; provided, however, that the restrictions set forth in this Section 6.7(b) shall not apply to any solicitation (or any hiring as a result of any solicitation) that consists of advertising in a newspaper or periodical of general circulation or through similar general circulation on the internet or otherwise not specifically directed toward any Project Employee.

Section 6.8 Termination of Certain Services, Excluded Contracts and Other Affiliate Transactions. Notwithstanding anything in this Agreement to the contrary and except as contemplated with respect to the Contracts listed on Part I of Schedule 6.8 (the “Existing Affiliate Contracts”) and as contemplated in the O&M Agreement, the Energy Management Agreement or the Transition Services Agreement, prior to the Closing, Seller shall, or shall cause an Affiliate of Seller, as applicable, to (i) terminate, sever, or assign to Seller or a Non-Acquired Company Affiliate effective upon or before the Closing any services provided to any of the Acquired Companies by Seller or a Non-Acquired Company Affiliate, including the severance of the Acquired Companies from the insurance policies of the Non-Acquired Company Affiliates (including those policies referred in Section 6.10, in accordance with Section 6.10), Tax services, legal services and banking services (to include the severance of any centralized clearance accounts) in each case for periods prior to the Closing, (ii) (A) use Commercially Reasonable Efforts to terminate or assign to Seller or a Non-Acquired Company Affiliate each Contract listed on Part II of Schedule 6.8 as specified therein and (B) terminate or assign all Contracts between any Acquired Company and Seller or any Non-Acquired Company Affiliate (collectively such Contracts described in this clause (ii), the “Excluded Contracts”), and (iii) release the applicable Acquired Company from any and all liability under the applicable Excluded Contract, in each case without any liability of any kind on the part of any Acquired Company arising from any such termination, severance, assignment or otherwise. In addition to the foregoing, prior to the Closing, any liability of an Acquired Company to Seller or a Non-Acquired Company Affiliate, or any receivable from an Acquired Company to Seller or a Non-Acquired Company Affiliate, shall be satisfied or otherwise eliminated in full.

Section 6.9 Spare Parts. Notwithstanding anything in this Agreement to the contrary, as may be permitted under the Project Financing Documents, prior to the Closing, Seller shall have the right to use Spare Parts in the ordinary course of business of the Acquired Companies or in connection with the activities of any Project, in each case consistent with past practice. Prior to the Closing, Seller shall cause the then current inventory of the Spare Parts to be owned by the Acquired Companies.

Section 6.10 Insurance. Seller shall maintain or cause to be maintained in full force and effect insurance coverage consistent with past practice for the Acquired Companies until the Closing. From and after the Closing, all such insurance coverage for the Acquired Companies and the Purchased Assets relating to periods subsequent to the Closing shall no longer be provided or maintained for any of the Acquired Companies or such Purchased Assets. For the avoidance of doubt, the Acquired Companies and the Purchased Assets will continue to be insured under any occurrence based third party liability policies under which they were insured prior to Closing for any claims which relate to events or circumstances prior to Closing, without regard to when such claim is reported to the Acquired Companies and Purchased Assets. Buyer shall be solely responsible for providing insurance to the Acquired Companies after the Closing. If any claims are actually made prior to the Closing Date under any liability insurance policy for any of the Acquired Companies, or if there are any matters reportable under any claims made liability insurance policy for events or circumstances relating to pre-Closing events which are known to Seller, then Seller shall use Commercially Reasonable Efforts to ensure that the applicable Acquired Company can file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies, and Seller will promptly pay over to the applicable Acquired Company any proceeds of any insurance recovery under any such policy by Seller. If any casualty loss occurs prior to the Closing which is insured under any property or casualty insurance policy for any of the Acquired Companies and claims associated with such losses have been made prior to the Closing, then Seller shall use Commercially Reasonable Efforts to ensure that the applicable Acquired Company can file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies and reasonably cooperate with the filing and pursuit of any such claim, and Seller will promptly pay over to the applicable Acquired Company any such proceeds of any insurance recovery under any such policy by Seller, other than any such proceeds that have been applied to repair or replace the property subject to such claim.

Section 6.11 Casualty. If any of the Purchased Assets are damaged or destroyed by casualty loss during the Interim Period, and the sum of (a) the cost of restoring such damaged or destroyed Purchased Assets to a condition reasonably comparable to their prior condition, and (b) the net present value (calculated using the Discount Rate) of the amounts of any lost net revenues reasonably expected to accrue after the Closing as a result of such damage or destruction to such Purchased Assets, (a) and (b) above as estimated by a qualified firm reasonably acceptable to Buyer and Seller (and with the costs of such firm being paid by Buyer and Seller in equal proportion), and such sum being net of and after giving effect to any insurance proceeds available to the Acquired Companies for such restoration and lost profits and any Tax benefits to the Acquired Companies related thereto (such sum, the “Restoration Cost” and the date of such estimation, the “Restoration Cost Estimation Date”), is greater than $15,000,000 but does not exceed $131,303,723, Seller may elect either (i) to restore, repair or replace such damaged or destroyed Purchased Assets to a condition reasonably comparable to their prior condition (any of the foregoing, a “Restoration,” and Seller’s election of a Restoration, the “Restoration Option”), or (ii) reduce the amount of the Purchase Price by such Restoration Cost. If Seller elects the Restoration Option, it shall notify Buyer of such election in writing, and Seller shall use its Commercially Reasonable Efforts to complete, or cause to be completed, such Restoration prior to the Closing, and if the Restoration can be completed on or before the date that is one hundred eighty (180) days after the Outside Date (the “Extended Outside Date”), the Closing Date shall be postponed for the amount of time reasonably necessary to complete such Restoration; provided, however, that if the Closing Date is so extended and such Restoration is not completed in full by the Extended Outside Date, the Closing shall occur on or before the Extended Outside Date and the Purchase Price will be reduced by the amount of the remaining Restoration Cost as of the Closing (as estimated by a qualified firm reasonably acceptable to Buyer and Seller); provided, further, that if Seller elects the Restoration Option, Buyer shall be entitled to waive Seller’s obligation to complete the Restoration at any time within twenty (20) days following Seller’s written notice to Buyer of such election by written notice to Seller and proceed to Closing upon satisfaction or waiver of the conditions to Closing set forth in Article VII and Article VIII, in which case Seller shall pay the applicable insurance proceeds with respect to such casualty to Buyer promptly upon receipt and such casualty loss shall not affect the Closing. If Seller elects the Restoration Option or to reduce the Purchase Price, such casualty loss shall not affect the Closing. If Seller does not provide Buyer written notice of its election within forty-five (45) days after the applicable Restoration Cost Estimation Date (but in any event at least twenty (20) days prior to the Closing Date), Buyer may elect to terminate this Agreement within ten (10) Business Days after the end of such forty-five (45) day period by written notice to Seller. If the Restoration Cost is in excess of $131,303,723, Seller may, by written notice to Buyer within forty-five (45) days after the applicable Restoration Cost Estimation Date (but in any event at least twenty (20) days prior to the Closing Date), elect to (i) reduce the Purchase Price by the estimated Restoration Cost or (ii) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Seller does not elect to terminate this Agreement as provided in this sentence, then Buyer may elect, by written notice to Seller, to terminate this Agreement within ten (10) Business Days of receipt by Buyer of Seller’s notice regarding its election. If the Restoration Cost is $15,000,000 or less, (A) Seller shall not be obligated to repair or replace the damaged or destroyed Purchased Assets (but shall be obligated to cooperate in the pursuit of any applicable insurance proceeds in accordance with Section 6.10), (B) there shall be no reduction in the amount of the Purchase Price, and (C) neither Buyer nor Seller shall have the right or option to terminate this Agreement and such casualty event shall not affect the Closing. Any cash insurance proceeds received by the Acquired Companies with respect to any casualty subject to this Section 6.11 shall be disregarded for purposes of any Aggregate Net Working Capital calculation hereunder.

Section 6.12 Condemnation. If any of the Purchased Assets are taken by condemnation during the Interim Period and the sum of (a) the value of such Purchased Assets in a condemnation proceeding and (b) to the extent not included in the preceding clause (a), the net present value (calculated using the Discount Rate) of the amounts of any lost net revenues reasonably expected to accrue after the Closing as a result of such condemnation of such Purchased Assets, (a) and (b) above as determined by a qualified firm reasonably acceptable to Buyer and Seller (and with the costs of such firm being paid by Buyer and Seller in equal proportion), and such sum being net of and after giving effect to any condemnation award proceeds to be paid to the Acquired Companies and any Tax benefits to the Acquired Companies related thereto (such sum, the “Condemnation Value” and the date of such estimation, the “Condemnation Value Estimation Date”), is greater than $15,000,000 but do not have a Condemnation Value in excess of $131,303,723, Seller may elect either (i) to replace the Purchased Assets that were taken by such condemnation with reasonably comparable Assets, or (ii) to reduce the Purchase Price by such Condemnation Value (less, to the extent not taken into account in calculating the Condemnation Value, the amount of any condemnation award proceeds to be paid to the Acquired Companies and any Tax benefits to the Acquired Companies related thereto). If Seller elects to replace the Purchased Assets or reduce the Purchase Price, such condemnation shall not affect the Closing. If Seller does not provide Buyer notice of its election within forty-five (45) days after the applicable Condemnation Value Estimation Date (but in any event at least twenty (20) days prior to the Closing Date), Buyer may elect to terminate this Agreement within ten (10) Business Days after the end of such forty-five (45) day period by written notice to Seller. If the Condemnation Value is in excess of

$131,303,723, Seller may, by written notice to Buyer within forty-five (45) days after the applicable Condemnation Value Estimation Date (but in any event at least twenty (20) days prior to the Closing Date), elect to (a) reduce the Purchase Price by such Condemnation Value less, to the extent not taken into account in calculating the Condemnation Value, the amount of any condemnation award proceeds to be paid to the Acquired Companies and any Tax benefits to the Acquired Companies related thereto), or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Seller does not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Seller, terminate this Agreement within ten (10) Business Days of receipt by Buyer of Seller’s notice regarding its election. If the Condemnation Value is $15,000,000 or less, (A) Seller shall not have the obligation to replace the Purchased Assets (but shall be obligated to cooperate in the pursuit of any applicable condemnation proceeds), (B) there shall be no reduction in the amount of the Purchase Price, and (C) neither Buyer nor Seller shall have the right or option to terminate this Agreement and such condemnation shall not affect the Closing. Any condemnation proceeds received by the Acquired Companies with respect to any condemnation subject to this Section 6.12 shall be disregarded for purposes of any Aggregate Net Working Capital calculation hereunder.

Section 6.13 Transfer Taxes. Seller and Buyer shall each pay any Transfer Taxes imposed on it or any Acquired Company by Law as a result of the transactions contemplated by this Agreement, but, notwithstanding any such requirement of Law, each of Seller and Buyer shall bear half of the total of all such Transfer Taxes. Accordingly, if either Party is required at Law to pay more than its half of any such Transfer Taxes, the other Party shall promptly reimburse such first Party for amounts in excess of such half. Seller and Buyer shall timely file their own Transfer Tax Returns as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax Returns to ensure that all such returns are filed in a consistent manner. Without limiting the foregoing, Buyer shall be solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure any Acquired Company or to convey, distribute or transfer any Assets or other rights by deed, bill of sale or otherwise to or from any Acquired Company on or after the Closing.

Section 6.14 Tax Matters. Except as provided in Section 6.13 relating to Transfer Taxes:

(a) With respect to any Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to any Acquired Company, (i) Seller shall cause such Tax Return to be prepared and shall deliver such Tax Return as so prepared to Buyer not later than seven (7) days prior to the due date for filing such Tax Return, and (ii) Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall, subject to Section 6.14(b), pay all Taxes due with respect to the period covered by such Tax return. For the avoidance of doubt, the immediately preceding sentence shall not apply to income Tax Returns that report the income and deductions of any Acquired Company for a Pre-Closing Taxable Period but that are required to be filed by a Person that is a direct or indirect owner of such Acquired Company but that is not itself an Acquired Company; such income Tax Returns shall be filed by such Person and shall not be provided to Buyer. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to an Acquired Company, (A) Buyer shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods, except as required by applicable Law or a change in Law) and shall deliver a draft of such Tax Return to Seller for Seller’s review and approval at least fourteen (14) days prior to the due date for filing such Tax Return, (B) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax Return, and (C) thereafter Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall, subject to Section 6.14(b), pay all Taxes due with respect to the period covered by such Tax Return.

(b) As between Seller and Buyer, Seller shall be responsible for and indemnify Buyer against any Tax with respect to an Acquired Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax pursuant to the Final Aggregate Net Working Capital Adjustment Amount computation in accordance with Section 2.6. Within five (5) days prior to the due date for the payment of any such Tax, if (i) the amount of such Tax for which Seller is responsible, exceeds (ii) the amount reflected as a current liability for such Tax in such Final Aggregate Net Working Capital Amount, Seller shall pay to Buyer an amount equal to such excess; if the amount described in clause (ii) exceeds the amount described in clause (i), Buyer shall pay to Seller the amount of such excess. With respect to a Straddle Taxable Period, Seller shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books of the relevant Acquired Company as of the Closing Date, except for ad valorem or property Taxes (“Property Taxes”) and franchise Taxes based solely on capital which shall be prorated on a daily basis to the Closing Date (such that the Property Taxes or franchise Taxes attributable to the pre-Closing portion of a Straddle Taxable Period shall be equal to the amount of such Taxes for such entire Straddle Taxable Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Taxable Period that are in the Pre-Closing Taxable Period and the denominator of which is the actual number of days in the Straddle Taxable Period). For this purpose, any franchise Tax paid or payable not based solely on capital with respect to such Acquired Company shall be allocated to the taxable period for which the income, operations, Assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.

(c) Buyer shall be responsible for and indemnify Seller and its applicable Affiliates against, and Buyer shall be entitled to all refunds (including, but not limited to, property tax refunds) and credits of, all Taxes of any Acquired Company that are not the responsibility of Seller pursuant to Section 6.14(b).

(d) With respect to any Tax for which Seller is responsible, Seller shall have the right, at its sole cost and expense, to initiate any claim for refund and to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes; provided, however, that to the extent that any such claim or proceeding could reasonably be expected to have a post-Closing impact on Buyer or on any of the Acquired Companies (a) Buyer shall be entitled to participate in such proceeding and (b) Seller shall not initiate, settle or otherwise compromise such proceeding without Buyer’s written consent, such consent not to be unreasonably withheld or delayed. Buyer shall (and shall cause the relevant Acquired Company to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Buyer shall (and shall cause the relevant Acquired Company to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible within ten (10) days after its receipt of such notice; failure to give any such written notice within such ten (10) day period shall cause Buyer to forfeit any rights it may have by reason of Section 4.10 or this Section 6.14 to the extent Seller is actually prejudiced by such failure.

(e) Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of

Seller (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. The previous sentence shall, under no circumstances, be construed to grant Buyer access to the consolidated United States federal income tax or any consolidated or unitary state Tax Returns which include Seller or any of its Affiliates for any taxable year. Buyer shall grant or cause the Acquired Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) and to the employees of the Acquired Companies, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Acquired Companies until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

(f) If after the Closing Buyer or any Acquired Company actually receives a refund of any Tax or utilizes a credit for any overpayment of any Tax of any Acquired Company for a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within ten (10) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon to the extent that such refund or credit exceeds the amount (if any) reflected as a current asset for such refund or credit pursuant to the Final Aggregate Net Working Capital Adjustment Amount computation in accordance with Section 2.6. Buyer shall, and shall cause the relevant Acquired Company to, take such action to obtain a refund of any Tax or a credit for any overpayment of any Tax of such Acquired Company for a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date (including with respect to the transactions contemplated hereby) as is reasonably requested by Seller; provided, however, for the avoidance of doubt and without limitation, that Buyer’s obligation to cooperate with Seller’s reasonable requests to mitigate, reduce or eliminate any Tax for a Pre-Closing Taxable Period shall not be construed to require Buyer to carryback net operating losses or other tax attributes that arise following the Closing to a Pre-Closing Taxable Period or to take any other similar action that could have a negative impact on Buyer.

(g) In the event that Seller initiates a claim for refund from a Taxing Authority with regard to any Tax of any Acquired Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Seller shall have all rights to and interest in such refund. Buyer shall, upon request, provide Seller a limited power of attorney allowing Seller to pursue such claim for refund with and collect such refund from such Taxing Authority. If after the Closing Buyer or any Acquired Company receives a refund or utilizes a credit of any such Tax with regard to a claim so initiated by Seller, Buyer shall pay to Seller within ten (10) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon, less any expenses Buyer has incurred as a result of such action.

(h) In the event that Seller initiates a claim for refund from a third party who improperly withheld sales and use Tax, or withheld excessive sales and use Tax, with regard to an

Acquired Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Seller shall have all rights to and interest in such refund. Buyer shall, upon request, provide Seller a limited power of attorney allowing Seller to pursue such claim for refund with and collect such refund from such third party. If after the Closing, Buyer or an Acquired Company receives a refund of any such Tax with regard to a claim so initiated by Seller, Buyer shall pay to Seller within ten (10) Business Days after such receipt an amount equal to such refund received, together with any interest received or credited thereon, less any expenses Buyer has incurred as a result of such action.

(i) Prior to the Closing, Seller shall deliver to Buyer a written certificate, prepared and executed in accordance with the requirements of Treasury Regulation section 1.1445-2(b), certifying that Seller (or owner of Seller if Seller is a disregarded entity for federal income tax purposes) is not a foreign person within the meaning of said Treasury Regulation.

(j) The Parties acknowledge that, since (i) the Acquired Companies, other than FPLE Forney and Lamar, are classified as disregarded from their owners for federal income tax purposes, and (ii) an election pursuant to Section 338(h)(10) of the Code shall be made with respect to the purchase and sale of the membership interests of FPLE Forney and Lamar (from a federal income tax perspective), the purchase and sale of the Interests is intended to be treated for federal income tax purposes as a purchase and sale of the Assets and liabilities of the Acquired Companies. Buyer, Seller, and their Affiliates shall (a) cooperate in the preparation and filing of (and shall properly execute and file) elections under Section 338(h)(10) of the Code with respect to the sale of the membership interests in each of FPLE Forney and Lamar (from a federal income tax perspective), and (b) take all such actions as are required in order to give effect to those elections for state and local Tax purposes to the greatest extent permitted by law. Neither Buyer, the Acquired Companies, nor any of their Affiliates shall make any election under Section 338(g) of the Code with respect to the sale of the membership interests in each of FPLE Forney and Lamar (from a federal income tax perspective).

Section 6.15 Appointment of Primary Representatives. In order to facilitate the consummation of the transactions contemplated by this Agreement, each Party shall designate a primary Representative (each, a “Primary Representative”) to act as the primary point of contact to coordinate communications and other interaction between the Parties during the Interim Period. Either Party may designate a new Primary Representative by providing written notice to the other Party.

Section 6.16 Updating; Notification of Certain Matters.

(a) Prior to the Closing, each Party shall promptly notify the other Party in writing of (a) the existence or occurrence, or failure to occur, of any fact or event of which it has knowledge that would be reasonably likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate at any time from the Effective Date to the Closing assuming such representation or warranty is made at such time, (b) the failure of such Party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (c) any written notice or other written communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated hereby, and (d) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated hereby.

(b) Seller may provide to Buyer changes or additions to any of the Schedules (a “Schedule Supplement”) solely to correct any matter that would otherwise constitute a breach or inaccuracy of any representation or warranty of Seller in Article III or Article IV such that the closing condition in Section 7.1 cannot be satisfied. A Schedule Supplement shall only disclose facts or events that first occurred or arose after the Effective Date. No such Schedule Supplement shall be deemed to cure any breach or inaccuracy of any representation or warranty made in this Agreement for purposes of Section 7.1 or otherwise alter the Parties’ rights under Section 9.1(b) unless Buyer specifically agrees thereto in writing; provided, however, that if the Closing shall occur despite the fact that Seller had provided Buyer, as contemplated above, a Schedule Supplement such that the closing condition in Section 7.1 could not be satisfied, then notwithstanding anything to the contrary in this Agreement (including Article X) no matters disclosed by Seller prior to the Closing in the Schedule Supplement that constituted breaches of, or inaccuracies in, one or more representations or warranties of Seller in Article III or Article IV as of the Effective Date or as of the Closing Date shall be the basis for any indemnification by Seller pursuant to Section 10.1(a).

Section 6.17 Announcements. No press release or other public announcement, or public statement or comment in response to any inquiry, relating to this Agreement or the transactions contemplated hereby shall be issued or made by either Buyer or Seller, or any of their Affiliates or Representatives, without the consent of Buyer or Seller, as the case may be, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such consent, including in furtherance of the requirements of Section 6.1, shall not be in violation of this Section 6.17 if it is made in order to comply with applicable Laws or stock exchange rules and in the reasonable judgment of the Party or Affiliate making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules; provided, further, that in all instances Buyer or Seller, as the case may be, shall provide prompt notice of any such release, announcement, statement or comment to the other Party.

Section 6.18 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall (at its own cost and expense) at any time and from time to time, upon reasonable request, (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be required to consummate the transactions in accordance with the terms hereof and to cause to be fulfilled the closing conditions set forth in Article VII and Article VIII and (b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided that in no event shall any Party be required to take any action which (i) increases in any way the liability or obligations of such Party, (ii) in the opinion of its counsel, is unlawful or would or could constitute a violation of any applicable Law or require the approval of any Governmental Authority (other than a Buyer Approval, a Seller Approvals or a Company Consent) or (iii) could reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

Section 6.19 Reserved.

Section 6.20 Qualified Scheduling Entity. Buyer acknowledges that the Affiliate of Seller that serves as the Qualified Scheduling Entity with respect to the Projects is not one of the Acquired Companies and upon the occurrence of the Closing such Affiliate will continue to act as the Qualified Scheduling Entity with respect to the Projects, and that Buyer and the Acquired Companies shall be responsible for appointing and maintaining a Qualified Scheduling Entity with respect to the Projects after the Closing.

Section 6.21 Exclusivity.

(a) Seller agrees that during the Interim Period, Seller shall not, and shall take all action necessary to ensure that none of the Acquired Companies or any of their respective Affiliates or

Representatives shall, directly or indirectly, solicit, initiate or accept any other proposals or offers from any Person (A) relating to any direct acquisition or purchase of all or any portion of the equity or ownership interest of any of the Acquired Companies or Purchased Assets other than inventory to be sold in the ordinary course of business consistent with past practice, (B) to enter into any merger, consolidation or other business combination with any of the Acquired Companies or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction directly involving any of the Acquired Companies; or

(b) Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing; provided, however, the foregoing shall not be required Seller to direct or otherwise cause any such Person to return or destroy information heretofore provided to such Person prior to the Closing.

Section 6.22 Additional Assets Contribution. Prior to the Closing, Seller shall cause its applicable Affiliates to contribute to one or more of the Acquired Companies good and valid title free and clear of all Encumbrances to each of the Additional Assets.

Section 6.23 Forney Rotor. Promptly following the Closing, Seller will make available for purchase by Buyer, under mutually agreeable terms and conditions, the compressor section of an upgraded combustion turbine rotor (a “Compressor Section”). If Buyer purchases a Compressor Section from Seller, Seller will use Commercially Reasonable Efforts to procure the turbine section of an upgraded combustion turbine rotor (a “Turbine Section”) for Buyer under mutually agreeable terms and conditions, which terms and conditions the Parties agree to negotiate in good faith prior to the Closing. If Seller is unable to procure a Turbine Section, or the Parties are unable to agree on terms and conditions for the purchase and sale of a Turbine Section, then Seller will make its Affiliate’s spare rotor available for purchase to Buyer under mutually agreeable terms and conditions no earlier than January 1, 2017.

Section 6.24 Gas Supply Agreement. Promptly following the Effective Date, Seller and Buyer shall endeavor to negotiate in good faith a mutually agreeable gas supply agreement between NextEra Energy Power Marketing, LLC and FPLE Forney, LLC and a completion payment by Buyer or the Acquired Companies to Seller or an Affiliate of Seller with respect to the pipeline project to be constructed and owned in part by an Affiliate of Seller and connecting with the KM Facilities, with the amount of such payment and the terms and conditions upon which it would be made to be set forth in such gas supply agreement.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Buyer in whole or in part to the extent permitted by applicable Law):

Section 7.1 Representations and Warranties.

(a) The representations and warranties made by Seller in Article III and Article IV other than the representations and warranties made in Section 3.2, Section 3.4, Section 3.7, Section 4.3, and Section 4.17 (collectively, the “Fundamental Representations”) (without regard to any materiality or Material Adverse Effect qualification therein) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly made as of another stated date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date.

Section 7.2 Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement and any of the other Transaction Documents to be performed or complied with by Seller at or before the Closing.

Section 7.3 Seller’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer or other authorized Representative of Seller, dated as of the Closing Date, certifying as to the matters set forth in Section 7.1 and Section 7.2.

Section 7.4 Orders and Laws. There shall not be any Law or Order restraining, enjoining or otherwise prohibiting or making illegal, or litigation or proceedings filed by a Governmental Authority threatening in writing to restrain, enjoin or otherwise prohibit or make illegal, the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 7.5 Consents and Approvals. The Buyer Approvals, the Seller Approvals and the Company Consents shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

Section 7.6 Seller Deliverables. Seller shall have delivered, or caused to have been delivered, to Buyer each of the items listed in Section 2.4.

Section 7.7 No Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred and be continuing.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law):

Section 8.1 Representations and Warranties. The representations and warranties made by Buyer in Article V shall be true in all material respects on and as of the Closing Date (except for any such representations and warranties that are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date).

Section 8.2 Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement and any of the other Transaction Documents to be so performed or complied with by Buyer at or before the Closing.

Section 8.3 Buyer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer or other authorized Representative of Buyer, dated as of the Closing Date, as to the matters set forth in Section 8.1 and Section 8.2.

Section 8.4 Orders and Laws. There shall not be any Law or Order restraining, enjoining or otherwise prohibiting or making illegal, or any litigation or proceedings filed by a Governmental Authority threatening in writing to restrain, enjoin or otherwise prohibit or make illegal, the consummation of the transactions contemplated by this Agreement or any other Transaction Document. During the pendency of the Bankruptcy Cases, Buyer is in compliance with the Bankruptcy Court Order in all respects and the DIP Order in all material respects, except in each case as would not reasonably be expected to hinder, prevent or delay Buyer from consummating the transactions contemplated by this Agreement.

Section 8.5 Consents and Approvals. The Buyer Approvals, Seller Approvals and Company Consents shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

Section 8.6 Release of NEER Guaranty. (a) Seller and Buyer shall have effected the full and unconditional release of NEER from its obligations under the NEER Guaranty as provided in Section 6.5(a) or (b) Buyer shall have provided to Seller the Continuing Support Letter of Credit in accordance with Section 6.5(b).

Section 8.7 Buyer Deliverables. Buyer shall have delivered, or caused to have been delivered, to Seller each of the items listed in Section 2.5.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(a) at any time before the Closing, (i) by Seller or Buyer, by written notice to the other, in the event that any Law or Order restrains, enjoins or otherwise prohibits or makes illegal the sale of the Interests pursuant to this Agreement or (ii) by Buyer, by written notice to Seller, if a Governmental Authority seeks to restrain, enjoin or otherwise prohibit or make illegal the sale of the Interests pursuant to this Agreement;

(b) at any time before the Closing, by Seller or Buyer, by written notice to the other, if the other has breached its obligations or there is an inaccuracy in its representations and warranties hereunder, where the effect of such breach or inaccuracy would be to cause the conditions to the obligation to consummate the Closing of the terminating Party not to be capable of being satisfied (assuming the Closing were otherwise to occur on the date the terminating Party delivers notice of termination), and such breach or inaccuracy (other than a breach of Buyer’s obligation to pay the Purchase Price in accordance with the terms of Article II), if capable of being cured, has not been cured within forty-five (45) days following written notification thereof; provided, however, that if, at the end of such forty-five (45) day period, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach or inaccuracy, the breaching Party shall have an additional thirty (30) days in which to effect such cure;

(c) at any time before the Closing, by Buyer or Seller, by written notice to the other, on or after the date that is two hundred seventy (270) days after the Effective Date, as the same may be extended pursuant to Section 6.11 (the “Initial Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Party is in material breach of any of its representations, warranties, covenants or agreements under this Agreement; provided, further, that, subject to Section 9.5, if on the Initial Outside Date, the conditions set forth in either Section 7.5 or Section 8.5 are not satisfied but all of the other conditions to Closing are satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and the conditions set forth in either Section 7.5 or Section 8.5, as the case may be, remain capable of being satisfied, then Buyer may, at its option exercisable by delivering written notice to Seller before the Initial Outside Date, extend the Initial Outside Date until the date that is 90 days after the Initial Outside Date (such date as it may be extended (the “Outside Date”));

(d) at any time before the Closing, by Seller, by written notice to Buyer, if all of the conditions to close set forth in Article VII and Article VIII have been satisfied (other than such closing conditions that by their nature are to be satisfied at the Closing which are then capable of being satisfied) or waived in writing by the applicable Party and Buyer fails to consummate the transactions contemplated hereby at the Closing;

(e) by Buyer or Seller to the extent contemplated by Section 6.11 or Section 6.12, by notice to the other Party in accordance with such Sections; or

(f) by mutual written consent of Buyer and Seller.

Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 9.3 and Section 9.4, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), provided that (a) Section 6.2(c), Section 6.7(b), Section 6.17, Section 9.2, Section 9.3, Section 10.4, Section 10.6, Section 10.8, Section 11.1 and Article XII (to the extent applicable to such surviving sections) will survive any such termination and (b) each Party shall continue to be liable for any willful and intentional material breach of this Agreement by it occurring prior to such termination. For purposes of this Section 9.2, “willful and intentional material breach” shall mean a material breach or material default that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a material breach of this Agreement.

Section 9.3 Break-up Fee.

(a) If this Agreement is terminated (i) by Seller pursuant to Section 9.1(b) or Section 9.1(d) or (ii) by Seller or Buyer if all of the conditions to Closing, other than the conditions in Section 8.6(b), have been satisfied or are capable of being satisfied on the Closing Date and this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(f) as a result of Buyer failing to satisfy the conditions in Section 8.6(b), then, in any such case, and notwithstanding any other provision of this Agreement Buyer shall pay Seller, by wire transfer of immediately available funds within three (3) Business Days following the date of termination, as liquidated damages, an amount of $131,303,723 (the “Break-up Fee”).

(b) As security for Buyer’s obligations pursuant to Section 9.3(a), Section 9.4(b) or Section 9.4(c), on the Effective Date, Buyer has provided the Break-up Fee Security in the amount equal to $131,303,723. If Buyer shall fail to pay to Seller when due the full amount of the Break-up Fee, Seller shall be entitled to draw from the Break-up Fee Security the unpaid portion of the Break-up Fee. At the Closing, Seller shall deliver or cause to be delivered to Buyer the Break-up Fee Security for cancellation.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that Buyer is required to pay the Break-up Fee pursuant to Section 9.3(a) and Buyer pays the full Break-up Fee, payment of such fee shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer and any of its former, current and future Affiliates, representatives, shareholders, members, managers, partners, successors and assigns for any losses, damages or liabilities suffered or incurred as a result of or under this Agreement or the transactions contemplated by this Agreement and the other Transaction Documents, including the failure of the Closing to occur, and Buyer shall have no further liability or obligation to Seller or its Affiliates relating to or arising out of this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, Seller shall not bring or permit any of its Affiliates to bring any action, suit or other proceeding to seek to recover any money damages or obtain any equitable relief from Buyer or any of its Affiliates in connection therewith.

(d) The provision for payment of liquidated damages in this Section 9.3 has been included because, in the event of the termination of this Agreement as described in Section 9.3(a), the actual damages to be incurred by Seller can reasonably be expected to approximate the Break-up Fee and because the actual amount of such damages would be difficult if not impossible to measure accurately. The Parties further expressly acknowledge and agree that the liquidated damages in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and are intended not as a penalty, but as full liquidated damages, in the event of Seller’s termination of this Agreement in the manner contemplated in Section 9.3(a) and as compensation for all of Seller’s losses and other expenses associated with this Agreement. In addition, the Parties acknowledge and agree that, in the event Buyer shall fail to pay the Break-up Fee specified in this Section 9.3 when due, and Seller (or Buyer) commences a proceeding which results in a judgment or similar award against Buyer for the Break-up Fee, then Buyer shall also pay to Seller its reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such proceeding.

(e) For the avoidance of doubt, notwithstanding anything else in this Agreement, but subject to Section 10.8(a), in no event shall (i) Buyer’s aggregate liability arising out of or related to this Agreement, whether relating to breach of a representation or warranty, covenant, agreement or obligation in this Agreement and whether based in tort, contract, strict liability or other Laws or otherwise, exceed the amount of the Break-up Fee or (ii) Seller be entitled to collect both the Break-up Fee and the Regulatory Break-up Fee.

Section 9.4 Regulatory Break-up Fee.

(a) If (i) either Buyer or Seller terminates this Agreement pursuant to Section 9.1(a) (if, and only if, the applicable Order giving rise to such termination arises solely in connection with the Seller Approvals from a Governmental Authority set forth as #1 on Schedule 3.3, and Buyer Approvals from a Governmental Authority set forth as #1 and #2 on Schedule 5.3 (collectively, the “Regulatory Approvals”), or (ii) either Buyer or Seller terminates this Agreement pursuant to Section 9.1(c) and, at the time of such termination, any of the conditions set forth in Section 7.4, Section 7.5, Section 8.4 or Section 8.5 or shall have not been satisfied and such failure to be satisfied arises solely in connection with the Regulatory Approvals, and, at the time of such termination, all other conditions to the Closing set forth in Article VII and Article VIII shall have been satisfied or waived or are capable of being satisfied, Buyer shall pay to Seller a fee of $98,477,792 (the “Regulatory Break-up Fee”).

(b) Notwithstanding Section 9.4(a), in the case of the termination of this Agreement as described in clause (i) or (ii) of Section 9.4(a), the amount of the Regulatory Break-up Fee shall be $131,303,723 if the applicable Order includes Burdensome Conditions requiring, or the

Governmental Authority shall have required Burdensome Conditions as a condition to the granting of the applicable Regulatory Approval, the taking by Buyer or its Affiliates or the Acquired Companies of such efforts or action, individually or in the aggregate, that would not reasonably be expected to result in a Material Adverse Effect (measured on a scale relative to a company the size of the Company), without giving effect to the exclusions set forth in clauses (g) or (h) of the definition of “Material Adverse Effect”.

(c) If Buyer shall fail to pay to Seller when due the full amount of the Regulatory Break-up Fee, Seller shall be entitled to draw from the Break-up Fee Security the unpaid portion of the Regulatory Break-up Fee.

(d) Notwithstanding anything to the contrary in this Agreement, in the event that Buyer is required to pay the Regulatory Break-up Fee pursuant to Section 9.4(a) or Section 9.4(b) and Buyer pays the full Regulatory Break-up Fee, payment of such fee shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer and any of its former, current and future Affiliates, representatives, shareholders, members, managers, partners, successors and assigns for any losses, damages or liabilities suffered or incurred as a result of or under this Agreement or the transactions contemplated by this Agreement and the other Transaction Documents, including the failure of the Closing to occur, and Buyer shall have no further liability or obligation to Seller or its Affiliates relating to or arising out of this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, Seller shall not bring or permit any of its Affiliates to bring any action, suit or other proceeding to seek to recover any money damages or obtain any equitable relief from Buyer or any of its Affiliates in connection therewith.

(e) The provision for payment of liquidated damages in this Section 9.4 has been included because, in the event of the termination of this Agreement as described in Section 9.4, the actual damages to be incurred by Seller can reasonably be expected to approximate the Regulatory Break-up Fee and because the actual amount of such damages would be difficult if not impossible to measure accurately. The Parties further expressly acknowledge and agree that the liquidated damages in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and are intended not as a penalty, but as full liquidated damages, in the event of Seller’s termination of this Agreement in the manner contemplated in Section 9.4(a) and Section 9.4(b) and as compensation for all of Seller’s losses and other expenses associated with this Agreement. In addition, the Parties acknowledge and agree that, in the event Buyer shall fail to pay the Regulatory Break-up Fee specified in Section 9.4(a) or Section 9.4(b) when due, and Seller (or Buyer) commences a proceeding which results in a judgment or similar award against Buyer for the Regulatory Break-up Fee, then Buyer shall also pay to Seller its reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such proceeding.

Section 9.5 Extension of Break-up Fee Security. As a condition to Buyer’s ability to exercise its right to extend the Initial Outside Date pursuant to Section 9.1(c), the termination date of the Break-up Fee Security must be no earlier than three months following the Outside Date.

ARTICLE X

INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

Section 10.1 Indemnification.

(a) Subject to the terms and conditions of this Article X, from and after Closing, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates (including the Acquired Companies) and the respective Representatives, successors and assigns of each of the foregoing from and against all Losses incurred or suffered by any of them to the extent resulting from:

(i) any breach of any representation or warranty of Seller contained in this Agreement;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement; and

(iii) Excluded Items and Excluded Contracts.

(b) Subject to the terms and conditions of this Article X, from and after Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against all Losses incurred or suffered by Seller resulting from:

(i) any breach of any representation or warranty of Buyer contained in this Agreement; and

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement.

Section 10.2 Limitations of Liability.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) claims for breach of the representations and warranties contained in this Agreement must be brought no later than the date that is twelve (12) months after the Closing Date, except that such limitation on the period to bring claims shall not apply to (A) claims for breach of the Fundamental Representations, which must be brought within six (6) years following the Closing Date, (B) claims for breach of the representations and warranties in Section 4.10, which must be brought no later than sixty (60) days following the expiration of the applicable statute of limitations, and (C) claims for breach of the representations and warranties in Section 4.15, which must be brought within three (3) years following the Closing Date;

(ii) claims for breach of the covenants and agreements in this Agreement (other than claims with respect to Taxes) that by their nature are required to be performed at or prior to the Closing must be brought on or prior to the date that is one hundred eighty (180) days after the Closing Date, and claims for breach of the covenants and agreements in this Agreement (other than claims with respect to Taxes) that by their nature are required to be performed following the Closing Date must be brought on or prior to the date that is one hundred eighty (180) days after the last date on which the applicable covenant was required to be fully performed, and claims for breach of the covenants and agreements in this Agreement with respect to Taxes must be brought no later than sixty (60) days following the expiration of the applicable statute of limitations with respect to such Taxes;

(iii) Seller shall have no liability pursuant to Section 10.1(a)(i) until the aggregate amount of all Losses that are subject to indemnification pursuant to Section 10.1(a)(i) equals or exceeds $19,695,558.42 (the “Deductible Amount”), in which event Seller shall be liable for Losses only to the extent they are in excess of the Deductible Amount;

(iv) Seller shall have no liability pursuant to Section 10.1(a)(i) in connection with any single item or group of related items that results in Losses that are subject to indemnification pursuant to Section 10.1(a)(i) in the aggregate of less than $500,000; and

(v) in no event shall Seller’s aggregate liability pursuant to Section 10.1(a)(i) exceed $131,303,723 (“Liability Cap”);

provided, however, that (A) the indemnification limitations set forth in Section 10.2(a)(iii) to (v) shall not apply to any claim with respect to a breach of a Fundamental Representation or a breach with respect to Taxes (which shall not exceed $1,313,037,228) and (B) no indemnification limitation set forth in Section 10.2(a) shall apply to any claim based upon Fraud; and provided further, subject to Section 10.8(a), that in no event shall Seller’s aggregate liability arising out of or relating to this Agreement, whether relating to a breach of a representation and warranty, covenant, agreement or obligation in this Agreement and whether based on contract, tort, strict liability, other Laws or otherwise, exceed $1,313,037,228.

(b) Notwithstanding the foregoing, if a written claim or written notice is duly given in good faith under this Article X with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period set forth in Section 10.2(a)(i) or Section 10.2(a)(ii), the claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this Article X.

(c) If any fact, circumstance or condition forming a basis for a claim for indemnification under this Article X shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification under this Article X, there shall be no duplication in the calculation of the amount of the Losses. In addition, Seller shall not have any liability under this Article X for Losses to the extent included in the calculation of Aggregate Net Working Capital (other than the failure to pay amounts (if any) that become due and payable by Seller pursuant to Section 2.6) in accordance with the terms of Section 2.6.

(d) All materiality qualifications (including the term Material Adverse Effect) contained in any representation or warranty herein shall be taken into account under this Article X solely for purposes of determining whether a breach or violation of such representation and warranty has occurred for which an indemnity obligation exists. All such materiality qualifications will be ignored and not given effect for purposes of determining the amount of Losses resulting from any such breach or violation.

(e) An indemnifying Party shall not be required to indemnify a Party seeking indemnification to the extent of any Losses that a court of competent jurisdiction or arbitrator shall have determined by final judgment to have resulted from the Fraud, gross negligence or willful misconduct of the Party seeking indemnification.

(f) Neither Seller nor any of its Affiliates shall have any rights of contribution (or similar rights) regarding Losses against any Acquired Company for any claim arising out of or otherwise related to this Agreement or any other Transaction Document.

Section 10.3 [Reserved].

Section 10.4 Notice; Duty to Mitigate.

(a) Each Party shall give written notice to the other Party as soon as practicable after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement. The failure to deliver such a notice, however, shall not release the other Party from any of its obligations under this Article X except to the extent that such other Party is materially and irreversibly prejudiced by such failure.

(b) Each Person entitled to indemnification pursuant to Section 10.1 shall use its Commercially Reasonable Efforts to mitigate Losses for which indemnification may be sought pursuant to this Article X, including, (i) using its Commercially Reasonable Efforts to secure payment from insurance policies available and existing on the Closing Date that provide coverage with respect to such Losses (an “Insurance Payment”) and (ii) using its Commercially Reasonable Efforts to secure reimbursement, indemnity or other payment from any third Person obligated by contract or otherwise to reimburse, indemnify or pay the Person entitled to indemnification pursuant to Section 10.1 with respect to such Losses (a “Third Party Payment” and, together with an Insurance Payment, a “Mitigation Payment”). Notwithstanding anything to the contrary contained herein, the recovery by a Person entitled to indemnification pursuant to Section 10.1 from any Party providing such indemnification shall not relieve the Person entitled to indemnification pursuant to Section 10.1 of its obligation to mitigate Losses pursuant to applicable Law or this Section 10.4(b).

(c) Any amounts payable to a Person entitled to indemnification pursuant to Section 10.1 with respect to any Losses pursuant to this Article X shall be reduced by the amount of the Mitigation Payment, if any, received by the Person entitled to indemnification pursuant to Section 10.1 with respect to such Losses. In the event a payment is made to a Person entitled to indemnification pursuant to Section 10.1 with respect to any Losses and thereafter such Person receives a Mitigation Payment with respect to such Losses, such Person shall reimburse the Party providing such indemnification an amount equal to the lesser of (i) the Mitigation Payment and (ii) the amount so paid by the Party providing such indemnification.

(d) Any amounts payable to a Person entitled to indemnification pursuant to Section 10.1 with respect to any Losses pursuant to this Article X shall be reduced by the amount of any net Tax benefits actually received by such Person as a result of the payment, incurrence or accrual of such Losses.

Section 10.5 Indirect Claims. From and after the Closing, Buyer hereby releases and agrees to indemnify and hold harmless Seller, its Affiliates and the officers, directors, managers, agents and employees of the Acquired Companies (acting in their capacity as such) from and against any Losses for controlling stockholder liability or breach of any fiduciary or other duty relating to any pre-Closing actions or failures to act (including negligence or gross negligence but excluding Fraud) in connection with the Acquired Companies or any of them and the business of the Acquired Companies or any of them prior to the Closing, provided that the foregoing shall not relieve Seller of its indemnity obligations under Section 10.1(a).

Section 10.6 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III AND Article IV AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL WITH RESPECT TO (I) THE INTERESTS, THE ACQUIRED COMPANIES OR ANY OF THE PURCHASED ASSETS, OR ANY PART THEREOF AND (II) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE ACQUIRED COMPANIES, THE PURCHASED ASSETS, REVENUE, PRICE AND EXPENSE ASSUMPTIONS, FINANCIAL PROJECTIONS OR FORECASTS, ELECTRICITY DEMAND FORECASTS, OR ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION FURNISHED TO BUYER BY SELLER OR ANY AFFILIATE OF SELLER (INCLUDING THE ACQUIRED COMPANIES) OR ANY OF THE RESPECTIVE REPRESENTATIVES THEREOF) AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN.

(B) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTERESTS IN THE ACQUIRED COMPANIES AND THE PURCHASED ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES OR THE PURCHASED ASSETS AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, USE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, THE PURCHASED ASSETS) OR (II) ANY INFRINGEMENT BY SELLER, THE ACQUIRED COMPANIES, OR ANY OF THEIR AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY. BUYER HAS AGREED NOT TO RELY ON ANY REPRESENTATION MADE BY SELLER WITH RESPECT TO THE CONDITION, QUALITY, OR STATE OF THE PURCHASED ASSETS, EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO, BUT RATHER, AS A SIGNIFICANT PORTION OF THE CONSIDERATION GIVEN TO SELLER FOR THIS PURCHASE AND SALE, HAS AGREED TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE ACQUIRED COMPANIES OR THE PURCHASED ASSETS, EXCEPT AS PROVIDED HEREIN. THE PROVISIONS CONTAINED IN THIS AGREEMENT ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN BUYER AND

SELLER AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE QUALITY, CONDITION, OR STATE OF THE ACQUIRED COMPANIES OR THE PURCHASED ASSETS WERE MADE BY SELLER IN THE INDUCEMENT THEREOF, EXCEPT AS PROVIDED HEREIN. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.7 Environmental Waiver and Release. FROM AND AFTER CLOSING, EXCEPT AS PROVIDED IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS OR REMEDIES WHICH BUYER MAY HAVE AGAINST SELLER AT OR UNDER LAW WITH RESPECT TO ANY ENVIRONMENTAL LIABILITIES OR ANY OTHER ENVIRONMENTAL MATTERS ARE WAIVED. TO THE EXTENT PERMITTED BY APPLICABLE LAW, FROM AND AFTER CLOSING, EXCEPT AS PROVIDED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO, BUYER DOES HEREBY AGREE, WARRANT, AND COVENANT TO (AND BUYER SHALL CAUSE THE ACQUIRED COMPANIES TO) RELEASE, ACQUIT, AND FOREVER DISCHARGE SELLER AND ANY AFFILIATE OF SELLER OR ANY REPRESENTATIVE THEREOF FROM ANY AND ALL LOSSES, INCLUDING ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR ANY OTHER ENVIRONMENTAL MATTERS OF THE ACQUIRED COMPANIES OR THE PURCHASED ASSETS. FROM AND AFTER CLOSING, BUYER AND THE ACQUIRED COMPANIES WARRANT, AGREE, AND COVENANT NOT TO SUE SELLER OR ANY AFFILIATE OF SELLER (INCLUDING THE ACQUIRED COMPANIES) OR ANY REPRESENTATIVE THEREOF UPON ANY CLAIM, DEMAND, OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY SUCH ENVIRONMENTAL LIABILITIES, EXCEPT TO THE EXTENT BUYER OR ANY AFFILIATE OF BUYER (INCLUDING THE ACQUIRED COMPANIES OR ANY REPRESENTATIVE THEREOF) IS ENTITLED TO INDEMNITY FOR SUCH MATTERS UNDER THIS Article X.

Section 10.8 Remedies; Waiver of Remedies.

(a) The Parties agree that damages at Law shall be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by Buyer or Seller, and, accordingly, the Parties shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining such other party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement, all without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. The rights set forth in this Section 10.8(a) shall be in addition to any other rights which the Parties may have at Law or in equity pursuant to this Agreement; provided, however, that in no case shall Seller or any of its Affiliates be entitled to both injunctive relief and the Break-up Fee or the Regulatory Break-up Fee. Except for specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to the Parties hereunder, Buyer and Seller acknowledge and agree that, from and after Closing, the indemnification provisions in this Article X, Section 6.2(c), Section 6.2(d), Section 6.5(b), Section 6.6, Section 6.14(b), Section 6.14(c) and Section 2.6 shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement, except for Fraud.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY OR ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY OF ANY OTHER PARTY OR ANY OF SUCH PARTY’S AFFILIATES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ITS AFFILIATE’S, OR ANY OF THEIR RESPECTIVE OFFICER’S, DIRECTOR’S, EMPLOYEE’S OR REPRESENTATIVE’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND IN PARTICULAR, NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR VALUATION METHODOLOGY SHALL BE USED IN CALCULATING THE AMOUNT OF ANY LOSSES, PROVIDED THE FOREGOING SHALL NOT APPLY TO THIRD-PARTY CLAIMS FOR WHICH ANY PARTY IS OBLIGATED TO INDEMNIFY ANOTHER PARTY HEREUNDER (“Non-Reimbursable Damages”).

(c) Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of Seller (other than NEER pursuant to the Seller Parent Guaranty) shall have any personal liability (whether in equity or at law, in contract, in tort or otherwise) to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement, and no Representative or Affiliate of Buyer (other than Buyer Parent Guarantor pursuant to the Buyer Parent Guaranty) shall have any personal liability (whether in equity or at law, in contract, in tort or otherwise) to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement.

Section 10.9 Indemnification Procedures.

(a) In the event that (i) a Party seeking indemnification (the “Indemnified Party”) becomes aware of the existence of any claim in respect of which payment may be sought under this Article X (an “Indemnification Claim”), or (ii) any legal proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that, so long as such notice is given within the applicable time period described in Section 10.2(a)(i) or Section 10.2(a)(ii), no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. Each Claim Notice shall be in writing and (A) shall specify the basis for indemnification claimed by the Indemnified Party, (B) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party, and (C) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.

(b) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Indemnification Claim and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Indemnification Claim, it shall within fifteen (15) days after receipt of notice of the underlying Third Party Claim (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so, provided that the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal action or proceeding or (ii) the claim seeks an injunction or equitable relief against the Indemnified Party (any Indemnification Claim the defense of which is assumable by an Indemnifying Party hereunder, an “Assumable Claim”). If the Indemnifying Party does not elect within the Dispute Period to defend against, negotiate, settle or otherwise handle any Assumable Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Assumable Claim. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Assumable Claim, the Indemnified Party may participate, at its own expense, in the defense of such Assumable Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Assumable Claim. Seller, on the one hand, and Buyer, on the other hand, agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Assumable Claim. Notwithstanding anything in this Section 10.9 to the contrary, the Indemnifying Party shall not, without the written consent of the applicable Indemnified Party, settle or compromise any Assumable Claim or permit a default or consent to entry of any judgment (each a “Settlement”) unless (A) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all liability in respect of the Assumable Claim, (B) such Settlement does not impose any liabilities or obligations on the Indemnified Party, and (C) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnified Party’s reasonable judgment, have or be reasonably expected to have any material adverse effect on the business, Assets, condition (financial or otherwise), results of operations or prospects of the Indemnified Party.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof pursuant to the terms of the agreement reached with respect to the Indemnification Claim.

(d) If the Indemnifying Party does not undertake within the Dispute Period to defend against an Assumable Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense. Notwithstanding the foregoing or anything in this Section 10.9(d) to the contrary, the Indemnified Party shall not effect a Settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) In the event that an Indemnified Party has delivered a Claim Notice in respect of an Indemnification Claim that does not involve a Third Party Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any disputes with respect to such Claim Notice within forty-five (45) days of the delivery by the Indemnifying Party thereof, and if not resolved in such forty-five (45) day period, such Indemnification Claim may be resolved through judicial actions, suits or proceedings brought by either such party or by such other means as such parties mutually agree.

Section 10.10 Access to Information. After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Acquired Companies to grant to Seller (or its designees), access at all reasonable times upon reasonable notice to all of the information, books and records relating to the Acquired Companies in its possession, and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement other than (a) information relating to post-Closing periods that is commercially sensitive, trade secret or otherwise confidential or (b) in the case of claims between the Parties, any information that is subject to any attorney-client, work product or other privilege or that otherwise would not be required to be provided pursuant to a subpoena or other civil discovery procedure. At or promptly after the Closing, Seller shall deliver to Buyer all books, records, correspondence, files, and other information of or relating to the Acquired Companies or their properties, business, operations or condition (other than any of the foregoing items that relate to Excluded Contracts and Excluded Items) to the extent such information is not in the custody or possession of the Acquired Companies on the Closing Date other than (i) information relating to pre-Closing periods in respect of any Non-Acquired Company Affiliate that is commercially sensitive, trade secret or otherwise confidential or (ii) in the case of claims between the Parties, any information that is subject to any attorney client, work product or other privilege or that otherwise would not be required to be provided pursuant to a subpoena or other civil discovery procedure.

ARTICLE XI

CONFIDENTIALITY

Section 11.1 Pre-Closing Confidential Information. The Confidentiality Agreement shall terminate on the Closing Date. Prior to the Closing, the Confidentiality Agreement shall cover any and all information provided or otherwise made available to, or collected by, Buyer in accordance with Section 6.2. If this Agreement is terminated, the Confidentiality Agreement shall continue in full force in accordance with its terms.

Section 11.2 Post-Closing Seller Confidential Information.

(a) Buyer acknowledges that Seller Confidential Information is valuable and proprietary to Seller and Buyer agrees from and after the Closing not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Seller Confidential Information without the prior written consent of Seller or except as required by Law. Information shall not be deemed to be Seller Confidential Information if (i) it has become generally known or available within the industry or the public though no act or omission of Buyer; (ii) Buyer can demonstrate that, prior to disclosure in connection with the transactions contemplated hereby, such information was already in the possession of Buyer; (iii) it was received by Buyer from a third party who became aware of it through no act or omission of Buyer and who is not known to Buyer to be under an obligation of confidentiality to Seller; or (iv) Buyer can demonstrate it was independently developed by employees or consultants of Buyer.

(b) From and after the Closing, Buyer shall maintain any Seller Confidential Information which has been or will be disclosed directly or indirectly to Buyer by or on behalf of Seller in confidence by it and shall not disclose or cause to be disclosed by Buyer or any third party without Seller’s prior express written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Buyer may disclose Seller Confidential Information to persons who provide financial analysis, financial ratings, banking, legal, accounting, or other services to Buyer in connection with Buyer’s evaluation or implementation of the transactions contemplated by this Agreement; provided, further, that such persons have been informed of the duties required hereby.

Section 11.3 Post-Closing Buyer Confidential Information.

(a) Seller acknowledges that Buyer Confidential Information is valuable and proprietary to Buyer and Seller agrees from and after the Closing not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Buyer Confidential Information without the prior written consent of Buyer or except as required by Law. Information shall not be deemed to be Buyer Confidential Information if it has become generally known or available within the industry or the public though no act or omission of Seller.

(b) From and after the Closing, Seller shall maintain any Buyer Confidential Information which has been or will be disclosed directly or indirectly to Seller by or on behalf of Buyer in confidence by it and shall not disclose or cause to be disclosed by Seller or any third party without Buyer’s prior express written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Seller may disclose Buyer Confidential Information to persons who provide financial analysis, financial ratings, banking, legal, accounting, or other services to Seller in connection with the implementation of the transactions contemplated by this Agreement; provided, further, that such persons have been informed of the duties required hereby.

(c) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 11.3 shall not prohibit the disclosure of Buyer Confidential Information by Seller to the extent reasonably required (i) to prepare or complete any required Tax returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) to comply with applicable Law, (iv) to provide services to Buyer or its Affiliates, pursuant to this Agreement or any of the other Transaction Documents, or (v) to assert any rights or remedies or perform any obligations under this Agreement or any of the other Transaction Documents.

Section 11.4 Limitations on Confidential Information.

(a) Notwithstanding Section 11.2(b) and Section 11.3(b), from and after the Closing, Seller Confidential Information and Buyer Confidential Information may be disclosed if required by any Governmental Authority or court or otherwise by Law; provided, however, that: (i) such Seller Confidential Information and Buyer Confidential Information is submitted under any and all applicable provisions for confidential treatment and (ii) if the disclosing Party is permitted to do so, the other Party is given written notice of the requirement for disclosure promptly after such disclosure is requested, so that it may take whatever action it deems appropriate, including intervention in any proceeding and seeking a protective order or an injunction, to prohibit such disclosure. If Seller Confidential Information or Buyer Confidential Information is disclosed under the provisions of this Section 11.4(a), the disclosing Party shall notify the other Party of the same in writing not later than five (5) Business Days following the disclosure.

(b) Each Party hereby agrees that from and after the Closing it will not make any use of any Seller Confidential Information or Buyer Confidential Information, as applicable, received pursuant to this Agreement, except in connection with the transactions contemplated by this Agreement and the other Transaction Documents, unless specifically authorized to do so in writing by the other Party, and this Agreement shall not be construed as a license or authorization to either Party to utilize Seller Confidential Information or Buyer Confidential Information, as applicable, except for such purpose.

(c) From and after the Closing, upon a Party’s request, the other Party shall return or destroy as promptly as practicable, but in a period not to exceed ten (10) Business Days, (i) all Seller Confidential Information or Buyer Confidential Information (as applicable) provided to such Party, as appropriate, including all copies of such Seller Confidential Information, or Buyer Confidential Information (as applicable) and (ii) all notes or other documents in digital or other format in their possession or in the possession of other persons to whom Seller Confidential Information or Buyer Confidential Information (as applicable) was properly provided by such Party. Non-destruction of electronic copies of materials or summaries containing or reflecting Seller Confidential Information or Buyer Confidential Information (as applicable) that are automatically generated through data backup or archiving systems and which are not readily accessible by a Party’s business personnel shall not be deemed to violate this Agreement, so long as Seller Confidential Information or Buyer Confidential Information (as applicable) contained in or reflected in such electronic backup records is not disclosed or used in violation of the other terms of this Agreement.

(d) The obligations of the parties under Section 11.2(b) and Section 11.3(c) shall not apply to the tax treatment or tax structure of the transactions contemplated by this Agreement and each Party (and any employee, Representative, or agent of any party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the of the transactions contemplated by this Agreement and all other materials of any kind (including opinions or other tax analysis) that are provided to a Party relating to such tax treatment and tax structure (all such information that may be disclosed being the “Tax Information”). The preceding sentences are intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the Treasury Regulations issued under the Code and shall be construed in a manner consistent with such purpose. For purposes of this provision, the Tax Information includes only those facts that may be relevant to understanding the purported or claimed United States federal income tax treatment or tax structure of the transactions contemplated by this Agreement and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of Seller or Buyer, or any third parties involved in any of the transactions contemplated by this Agreement or the other Transaction Documents.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Party:

If to Buyer, to:

Luminant Holding Company LLC

c/o Texas Competitive Electric Holdings Company LLC

1601 Bryan, 43rd Floor

Dallas, Texas 75201

Attn: Stacey Dore

 Andrew M. Wright

with copies to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, Texas 75201-6912

Attn: Robert Little

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Chad Husnick

 Linda Myers

 Michelle Kilkenney

If to Seller, to:

La Frontera Ventures, LLC

c/o NextEra Energy Resources, LLC

700 Universe Boulevard

Juno Beach, Florida 33408-2683

Attn: Cindy Tindell

with a copy to:

La Frontera Ventures, LLC

c/o NextEra Energy Resources, LLC

700 Universe Boulevard

Juno Beach, Florida 33408-2683

Attn: Vice President and General Counsel

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt.

Section 12.2 Entire Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

Section 12.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

Section 12.4 Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any reference to a Contract, Asset, statement, plan, report or other document or item of any kind in the Schedules shall be deemed a full disclosure of all of the terms of such document and it shall not be necessary to identify or reference specific provisions of such Contracts, Assets, statements, plans, reports or other documents or items in order to make a full disclosure thereof. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules and each Section of this Agreement where such information is relevant notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face. In no event shall the inclusion of any matter in the Schedules be construed as constituting a representation or warranty of a Party or be deemed or interpreted to broaden a Party’s contained in this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission, indication or evidence that such item or other matter is material, that such item is reasonably likely to result in a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Schedules. No reference in the Schedules to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document except to the extent that any such agreement or document is referred to by reference to the Schedules in an express representation or warranty to that effect set forth in this Agreement. No disclosure in the Schedules relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The headings and descriptions of the disclosures in the Schedules are for convenience of reference only and are not intended to and do not alter the meaning of any provision of this Agreement or of the Schedules. The information provided in the Schedules is solely for the use of the Parties in connection with the purchase and sale of the Interests and the other transactions contemplated by this Agreement and the other Transaction Documents, shall be subject to the terms of this Agreement, and may not be used or relied upon by any other Person or for any other purpose.

Section 12.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 12.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

Section 12.7 No Third Party Beneficiary. Except for the provisions of Section 6.2(c), Section 6.5, Section 6.6, Section 6.14(c), and Article X, which are intended to be for the benefit of the Persons identified therein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 12.8 Assignment or Delegation; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned or delegated by any Party without the prior written consent of the other Party, except that Buyer may (without the consent of Seller) collaterally assign this Agreement or any of its rights, interests or obligations hereunder to any Person providing financing to Buyer or its Affiliates, but no such collateral assignment shall release Buyer of its obligations under this Agreement. Subject to this Section 12.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 12.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 12.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 12.12 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any dispute or controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any conflict or choice of law provision that would result in the application of another state’s Law.

(b) Each of the Parties hereby submits to the exclusive jurisdiction of the State and Federal courts located in the Borough of Manhattan in the City and State of New York with respect to any action or proceeding relating to this Agreement and the transactions contemplated hereby.

(c) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING (INCLUDING, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER

LA FRONTERA VENTURES, LLC

By:	/s/ Michael O’Sullivan
Name:	Michael O’Sullivan
Title:	Vice President

BUYER

LUMINANT HOLDING COMPANY LLC

By:	/s/ M. A. McFarland
Name:	M.A. McFarland
Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

“1933 Act” has the meaning set forth in Section 5.7.

“Accounting Principles” has the meaning set forth in Section 2.6(a).

“Acquired Companies” means, collectively, each of the Company, La Frontera Generation, FPLE Forney, FPLE Forney Pipeline and Lamar.

“Additional Assets” means those Assets identified in Exhibit B.

“Additional Assets Contribution” has the meaning set forth in the Recitals of this Agreement.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

“Aggregate Net Working Capital” means (without duplication) the sum of the net working capital of the Acquired Companies as determined in accordance with the methodology used in the preparation of Aggregate Target Net Working Capital Amount set forth on Exhibit C, and otherwise in accordance with GAAP as of 12:01 A.M. (Eastern Prevailing Time) on the Closing Date. In the event the Closing does not occur on the last day of a month, then each item included as a proration item on Exhibit C and included in the calculation of Aggregate Net Working Capital shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to but excluding the Closing Date, and the denominator of which is the total number of days in such month, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.

“Aggregate Target Net Working Capital Amount” means $276,701,431, calculated as set forth on Exhibit C.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation” has the meaning set forth in Section 2.7(c).

“ALTA Surveys” means, collectively, the existing ALTA/ACSM Land Title Surveys of the Forney Project and the Lamar Project made available to Buyer.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assumable Claim” has the meaning set forth in Section 10.9(b).

“Balance Sheet” has the meaning set forth in Section 4.20.

“Balance Sheet Date” has the meaning set forth in Section 4.20.

“Bankruptcy Cases” means the chapter 11 cases commenced by EFH Corp. and its debtor-in-possession subsidiaries under the Bankruptcy Code in the Bankruptcy Court, which cases are currently pending before the Honorable Christopher S. Sontchi and jointly administered for procedural purposes only under Case No. 14-10979, and any proceedings related thereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Court Order” means the Order Authorizing, But Not Requiring, The Debtors (A) To Participate In A Competitive Bidding Process, and (B) If Selected As the Winning Bidder, To Consummate A Proposed Transaction entered by the Bankruptcy Court on October 27, 2015, as amended through the Effective Date.

“Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, including foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan, and (e) each fringe, voluntary or other benefit program or policy.

“Break-up Fee” has the meaning set forth in Section 9.3(a).

“Break-up Fee Security” the irrevocable stand-by letter of credit for the benefit of Seller, substantially in the form attached hereto as Exhibit L or an irrevocable stand-by letter of credit on substantially similar terms from a creditworthy financial institution reasonably acceptable to Seller.

“Burdensome Condition” has the meaning set forth in Section 6.1(c)(iv).

“Business” as to any Acquired Company, means the ownership, lease or operation, as applicable, of such Acquired Company and of its respective Project, as applicable, including the generation and sale of electricity and capacity by such Acquired Company at or from the Project, the receipt by such Acquired Company of natural gas and other fuel and the conduct of other activities by such Acquired Company related or incidental to the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or required to close.

“Business IP” has meaning set forth in Section 4.16(b).

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Approvals” has the meaning set forth in Section 5.3(b).

“Buyer Confidential Information” means, from and after the Closing, any and all non-public information of a technical, commercial or business nature that relates to the Acquired Companies or the Purchased Assets, excluding any information relating to the Excluded Items.

“Buyer Parent Guarantor” has the meaning set forth in the Recitals of this Agreement.

“Buyer Parent Guaranty” means the Buyer Parent Guaranty duly executed by Texas Competitive Electric Holdings Company LLC and delivered to Seller as of the Effective Date.

“Buyer Service Companies” has the meaning set forth in Section 5.11.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claim Notice” has the meaning set forth in Section 10.9(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means efforts that are designed to enable a Party to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement or the other Transaction Documents.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Consents” has the meaning set forth in Section 4.2(b).

“Completion Date” means the date which is the later of (i) the date on which the Pipeline has been placed into service, or (ii) physical interconnections between the Pipeline, the KM Facilities and the Lamar Project have been energized.

“Compressor Section” has the meaning set forth in Section 6.23.

“Condemnation Value” has the meaning set forth in Section 6.12.

“Condemnation Value Estimation Date” has the meaning set forth in Section 6.12.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Texas Competitive Electric Holdings Company LLC, dated as of September 11, 2015.

“Conflict” has the meaning set forth in Section 4.2(b).

“Consents” means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

“Contract” means any contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Continuing Support Letter of Credit” has the meaning set forth in Section 6.5(b).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions in effect from time to time.

“Deductible Amount” has the meaning set forth in Section 10.2(a)(iii).

“DIP Order” means the Final Order (A) Approving Postpetition Financing For Texas Competitive Electric Holdings Company LLC And Certain Of Its Debtor Affiliates, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, And (C) Modifying The Automatic Stay entered by the Bankruptcy Court on June 6, 2014.

“Discount Rate” means three percent (3%).

“Dispute Period” has the meaning set forth in Section 10.9(b).

“Dollars” and “$” mean United States dollars.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Encumbrances” means any mortgages, pledges, liens, security interests, charges, claims, equitable interests, infringements of a third party patent, copyrights, trade secrets or other intellectual property rights, restrictions on transfer, conditional sales or other title retention devices or arrangements (including a capital lease), or restrictions on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Energy Management Agreement” means the Energy Management Agreement, entered into by and among NEER Power Marketing and each of the Project Companies, substantially in the form of Exhibit F.

“Environmental Claim” means any Claim, Loss, cost, expense, liability, fine, penalty or damage arising out of or related to any violation of, or liability under, Environmental Law.

“Environmental Law” means all applicable Law relating to pollution or protection of public health and the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §5101, et seq.), the Clean Water Act (33 U.S.C. §1311, et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001, et seq.) and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.).

“Equity Interests” means capital stock, partnership or membership interests, trust interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of Assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERCOT” means the Electric Reliability Council of Texas.

“ERCOT Protocols and Other Binding Documents” mean the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time, that contain the scheduling, operating, planning, reliability, and settlement (including registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT. Other Binding Documents include the ERCOT Market Guides. The version of the ERCOT Protocols or Other Binding Document in effect at the time of the performance or non-performance of an action shall govern with respect to that action.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Acquired Companies shall not be considered to be ERISA Affiliates from and after the Closing Date.

“ERISA Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA.

“Estimated Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.6(a).

“EWG” has the meaning set forth in Section 4.11(a).

“Excluded Contracts” has the meaning set forth in Section 6.8.

“Excluded Items” has the meaning set forth in Section 6.6.

“Existing Affiliate Contracts” has the meaning set forth in Section 6.8.

“Extended Outside Date” has the meaning set forth in Section 6.11.

“FERC” means the Federal Energy Regulatory Commission.

“Final Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.6(b).

“Final Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Financial Statements” has the meaning set forth in Section 4.20.

“Forney Pipeline” means the approximately 1,000 foot, 24 inch diameter natural gas pipeline connecting the Forney Project to the pipeline owned by Kinder Morgan North Texas Pipeline, L.P. and the bi-directional pipeline owned by Atmos Pipeline – Texas, a division of Atmos Energy Corporation.

“Forney Project” means the approximately 1,792 megawatt (nominal nameplate) natural gas-fired combined-cycle electric generating plant located in Forney, Texas known as the “Forney Energy Center,” together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by FPLE Forney) used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“FPA” has the meaning set forth in Section 4.11(b).

“FPLE Forney” means FPLE Forney, LLC, a Delaware limited liability company.

“FPLE Forney Pipeline” means FPLE Forney Pipeline, LLC, a Delaware limited liability company.

“Fraud” means a willful and intentional misrepresentation of material facts which constitutes common law fraud under the Laws of the State of New York.

“Fundamental Representations” has the meaning set forth in Section 7.1(a).

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, legislative body, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, including any governmental, self-regulatory, quasi–governmental or non-governmental body administering, regulating or having general oversight over natural gas and other fuel, electricity or power markets. For the avoidance of doubt, Governmental Authority includes the United States Bankruptcy Court for the District of Delaware, the PUCT, ERCOT, the IMM, Texas RE, RRC, NERC, and FERC.

“Hazardous Material” means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement or related schedules.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IMM” means the Independent Market Monitor, as defined in the PUCT Rules.

“Indemnified Party” has the meaning set forth in Section 10.9(a).

“Indemnification Claim” has the meaning set forth in Section 10.9(a).

“Indemnifying Party” has the meaning set forth in Section 10.9(a).

“Insurance Payment” has the meaning set forth in Section 10.4(b).

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) works of authorship, copyrights, and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interests” means one hundred percent (100%) of the membership interests of the Company.

“Interests Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(a).

“Interim Period” means the period of time from the Effective Date until either (a) the Closing Date or (b) the date any valid termination of this Agreement becomes effective.

“Kinder Morgan” means Kinder Morgan North Texas Pipeline LLC, a Delaware limited liability company.

“KM Facilities” means the gas pipeline facilities owned and operated by Kinder Morgan or its Affiliates and through which Kinder Morgan delivers natural gas to the Forney Project and the Lamar Project under any transportation agreement.

“Knowledge” when used (i) in a particular representation and warranty in this Agreement with respect to Seller, means the actual knowledge after due inquiry of the individuals listed on Exhibit I, and (ii) with respect to Buyer, means the actual knowledge after due inquiry of the individuals listed on Exhibit J.

“La Frontera Generation” means La Frontera Generation, LLC, a Delaware limited liability company.

“Lamar” means Lamar Power Partners, LLC, a Delaware limited liability company.

“Lamar Project” means the approximately 1,000 megawatt (nominal nameplate) natural gas-fired combined-cycle electric generating plant located in Paris, Texas known as the “Lamar Energy Center,” together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Lamar) used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority and all Debtor Relief Laws. For the avoidance of doubt, Laws include PUCT Rules, ERCOT Protocols and Other Binding Documents, RRC Rules, and Reliability Standards.

“Liability Cap” has the meaning set forth in Section 10.2(a)(v).

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment). For all purposes in this Agreement the term “Losses” does not include any Non-Reimbursable Damages.

“Material Adverse Effect” means, unless the context expressly provides otherwise, a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Acquired Companies taken together as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall not be taken into account any effect resulting from (a) any change in economic or business conditions generally, financial markets generally or in the industry or markets in which an Acquired Company operates or is involved, (b) any change in general legal, regulatory or political conditions, including any commencement, continuation or escalation of war, material armed hostilities or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States, (c) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (d) any change in any Laws (including Environmental Laws), (e) any increases in the costs of commodities or supplies, including fuel, or decreases in the price of electricity, (g) the announcement of the execution of this Agreement (or any other agreement to be entered into pursuant to this Agreement) or the sale of the Acquired Companies, or the pendency of or consummation of the transactions contemplated by this Agreement or any other Transaction Document, or any actions required to be taken hereunder or thereunder, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of any of the Acquired Companies or Non-Acquired Company Affiliates, to the extent due to the announcement and performance of this Agreement (or any other agreement to be entered into pursuant to this Agreement) or the identity of Buyer, or the consummation of the transactions contemplated by this Agreement or any other Transaction Document, and (h) any actions to be taken or not taken pursuant to or in accordance with this Agreement or any other Transaction Document; provided that, in the case of clauses (a), (b) or (e), only to the extent such changes do not have a disproportionately adverse effect on the Acquired Companies, taken as a whole, compared to other Persons operating in the same industry and jurisdictions in which the Acquired Companies operate.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Permits” has the meaning set forth in Section 4.14(a).

“Mitigation Payment” has the meaning set forth in Section 10.4(b).

“NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company.

“NEER Guaranty” means that certain Guaranty, dated as of August 17, 2001, in favor of Kinder Morgan.

“NEER Operating” means NextEra Energy Operating Services, LLC, a Delaware limited liability company.

“NEER Power Marketing” means NextEra Energy Power Marketing, LLC, a Delaware limited liability company.

“NEER Support Agreement” means that certain Project Document Security Support Agreement, dated as of May 10, 2013, among NEER, FPLE Forney and U.S. Bank National Association, as collateral agent for the benefit of the Secured Parties (as defined in the Project Financing Agreement).

“NERC” means the North American Electric Reliability Corporation.

“Neutral Auditor” means Duff & Phelps Corporation or, if Duff & Phelps Corporation is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants, mutually agreed to by Buyer and Seller.

“Non-Acquired Company Affiliate” means any Affiliate of Seller, except for the Acquired Companies.

“Non-Reimbursable Damages” has the meaning set forth in Section 10.8(b).

“Non-Transferred Excluded Item” has the meaning set forth in Section 6.6.

“O&M Agreement” means the O&M Agreement, entered into by and among NEER Operating and each of the Project Companies, substantially in the form of Exhibit E.

“O&M Expiration” has the meaning set forth in Section 6.7(b).

“Order” has the meaning set forth in Section 3.5.

“Organizational Documents” means with respect to any Person, the certificate or articles of incorporation, organization or formation and by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Outside Date” has the meaning set forth in Section 9.1(c), as the same may be extended pursuant to Section 9.1(c).

“Party” means each of Buyer and Seller and “Parties” means Buyer and Seller, collectively.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted Encumbrances” means (a) those exceptions to title for the Property identified in Schedule 4.13(ii); (b) Encumbrances created by any mortgage indenture that will be released prior to or at the Closing; (c) statutory Encumbrance for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (d) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validly of which are being contested in good faith; (e) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities; (f) recorded Encumbrances, easements, restrictions, covenants and licenses affecting real property incurred in the ordinary course of business, that do not secure monetary obligations and do not materially interfere with the conduct of the business as historically and currently operated at the affected Project or materially detract from the value of the applicable Project; (g) the covenants and restrictions set forth in this Agreement or in any other Transaction Document; (h) any Encumbrances arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by Seller or an Acquired Company; (i) all matters that are disclosed (whether or not subsequently deleted or endorsed over) in the Title Insurance Commitments in the form made available to Buyer prior to the Effective Date; (j) non-exclusive licenses with respect to intellectual property granted in the ordinary course of business; (k) the terms and conditions of the Material Contracts or the Contracts listed on Schedule 4.12; (l) any Encumbrance to be released on or prior to Closing; (m) any other non-real estate related matters identified on Schedule 4.13(ii); and (n) any Encumbrances arising under the Project Financing Documents or any other documents entered into in connection with the Project Financing Indebtedness and any Encumbrance that is a “Permitted Lien” under (and as defined in) the Project Financing Agreement.

“Permitted Transactions” means (a) any scheduled or unscheduled outage at any of the Projects consistent with prudent operating practice or directives from ERCOT or other Governmental Authorities, (b) the purchase, disposal, replacement or refurbishment of Spare Parts in connection with maintenance activities in the ordinary course of business, (c) the Additional Assets Contribution, (d) the transfer of Excluded Items to Non-Acquired Company Affiliates in accordance with Section 6.6, (e) the termination, severance or assignment, as applicable, of services or Excluded Contracts in accordance with Section 6.8, and (f) environmental permit renewals and amendments in the ordinary course of business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pipeline” means any pipeline project to be constructed and owned in part by an Affiliate of Seller and connecting with the KM Facilities.

“Plant Employees’ Benefit Plans” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan and (e) each fringe, voluntary or other benefit program or policy offered or provided to Project Employees.

“Post-Closing Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Pre-Closing Taxable Period” has the meaning set forth in Section 6.14(a).

“Primary Representative” has the meaning set forth in Section 6.15.

“Project” means each of the Forney Project, the Forney Pipeline and the Lamar Project and “Projects” means the Forney Project, the Forney Pipeline and the Lamar Project, collectively.

“Project Companies” means, collectively, each of FPLE Forney, FPLE Forney Pipeline and Lamar.

“Project Employees” has the meaning set forth in Section 4.18.

“Project Financing Agreement” means the Credit Agreement dated as of May 10, 2013, by and among La Frontera Generation, as Borrower, La Frontera Holdings, as Parent Guarantor, Lamar, FPLE Forney and FPLE Forney Pipeline (collectively, as Subsidiary Guarantors), and Various Financial Institutions, as Lenders, Bank of America, N.A., as Administrative Agent and U.S. Bank, National Association, as Collateral Agent and Depositary Agent, as the same may be now or hereafter amended, amended and restated or otherwise modified.

“Project Financing Administrative Agent” has the meaning set forth in Section 2.1(b).

“Project Financing Documents” means all “Financing Documents” as defined in the Project Financing Agreement.

“Project Financing Indebtedness” means, at any time, the unpaid balance of principal and accrued interest on the Loans (as defined in the Project Financing Agreement) at such time outstanding under the Project Financing Agreement.

“Project Financing Payoff Amount” has the meaning set forth in Section 2.1(b).

“Project Financing Payoff Letters” has the meaning set forth in Section 2.1(b).

“Property” means the real property on which a Project is located, including leasehold interests, easements and rights-of-way appertaining or related thereto.

“Property Taxes” has the meaning set forth in Section 6.14(b).

“Proposed Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.6(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.7(b).

“Purchased Assets” means all of the Assets of the Acquired Companies, including the Additional Assets.

“PUCT” means the Public Utility Commission of Texas.

“PUCT Rules” mean the substantive rules of the PUCT set forth in Title 16, Chapter 25 of the Texas Administrative Code.

“PUHCA” has the meaning set forth in Section 4.11(a).

“PURA” means the Texas Public Utility Regulatory Act.

“Qualified Scheduling Entity” has the meaning set forth in the ERCOT Nodal Protocols, Section 2.1, Definitions and Acronyms, dated October 1, 2011, as the same may be hereafter amended, supplemented or replaced.

“Real Property Documents” has the meaning set forth in Section 4.12(a)(xiv).

“Regulatory Break-up Fee” has the meaning set forth in Section 9.4(a).

“Related Party” has the meaning set forth in Section 4.22.

“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment, to the extent giving rise to liability under applicable Environmental Laws.

“Reliability Standards” mean the enforceable NERC or Texas RE Reliability Standard that has been approved by FERC.

“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, counsel, accountants, financial advisers, insurers, financing sources and consultants.

“Restoration” has the meaning set forth in Section 6.11.

“Restoration Cost” has the meaning set forth in Section 6.11.

“Restoration Cost Estimation Date” has the meaning set forth in Section 6.11.

“Restoration Option” has the meaning set forth in Section 6.11.

“RRC” means the Railroad Commission of Texas.

“RRC Rules” mean the substantive rules of the RRC set forth in Title 16, Chapters 8 and 18 of the Texas Administrative Code.

“Schedules” means the disclosure schedules attached to this Agreement.

“Schedule Supplement” has the meaning set forth in Section 6.16(b).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Approvals” has the meaning set forth in Section 3.3(b).

“Seller Confidential Information” means, from and after the Closing, (a) any and all information provided by Seller to Buyer and identified by Seller as confidential to the extent it is not related to the Acquired Companies or the Purchased Assets, including information relating to the Excluded Contracts and Excluded Items and (b) any and all other information provided by Seller to Buyer relating to the operation of Seller’s or its other Affiliates’ businesses.

“Seller Marks” has the meaning set forth in Section 6.4.

“Seller Parent Guaranty” means a guaranty of NEER substantially in the form of Exhibit H.

“Settlement” has the meaning set forth in Section 10.9(b).

“Spare Parts” means those spare parts and equipment for use at the Projects identified on Exhibit K.

“Straddle Taxable Period” has the meaning set forth in Section 6.14(a).

“Tax” or “Taxes” means: (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees and assessments of any kind whatsoever, and any interest, penalty, addition to tax or additional amount with respect thereto, that are imposed, assessed, or collected by any Taxing Authority; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and (d) any loss in connection with the determination, settlement, or litigation of any of the foregoing.

“Tax Information” has the meaning set forth in Section 11.4(d).

“Tax Allocation Purchase Price” has the meaning set forth in Section 2.7(b).

“Tax Return” means any return, declaration, report, statement, information statement, worksheet, schedule and any other document filed, required to be filed or required to be prepared (including any documentation required to be prepared in connection with any applicable transfer pricing law) with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or that imposes such Tax, and the Governmental Authority charged with the collection of such Tax for such entity or subdivision.

“Texas RE” means the Texas Reliability Entity, Inc.

“Third Party Claim” has the meaning set forth in Section 10.9(a).

“Third Party Payment” has the meaning set forth in Section 10.4(b).

“Title Company” means Chicago Title Insurance Company.

“Title Insurance Commitments” means, collectively, the commitments for ALTA extended (2006) or Texas Form T-1 owner’s title insurance policies with respect to the Forney Project and the Lamar Project , either (a) in form and substance reasonably acceptable to Buyer or (b) in form and substance of (i) the Commitment for Title Insurance for the Forney Project dated July 12, 2015 prepared by Chicago Title Insurance Company, File Reference No. CTIC-15003211; and (ii) the Commitment for Title Insurance for the Lamar Project dated July 23, 2015 prepared by Chicago Title Insurance Company, File Reference No. CTIC-15003212. Such commitments shall include, without limitation, non-imputation endorsement coverage in respect of the transactions contemplated by this Agreement.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

“Transaction Documents” means this Agreement, each of the officer certificates required by this Agreement to be delivered pursuant to Article VII and Article VIII as conditions to Closing, and each other document delivered pursuant to this Agreement, including each of the Contracts which are Exhibits to this Agreement.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transferrable Project Employees” has the meaning set forth in Section 6.7(b).

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit G.

“Turbine Section” has the meaning set forth in Section 6.23.

EXHIBIT C

AGGREGATE NET WORKING CAPITAL CALCULATIONS

Aggregate Target Net Working Capital Calculations/Balance Sheet Items:

All Aggregate Target Net Working Capital calculations will be based upon the balance sheet categories set forth below.

(1) The Aggregate Target Net Working Capital Amount has been calculated using the following balance sheet items on the unaudited pro forma selected balance sheet of the Acquired Companies on a consolidated basis as of December 31, 2015, as adjusted to give effect to the transactions contemplated by this Agreement and average LTM working capital adjustments.

(2) The Estimated Aggregate Net Working Capital Amount and the Final Aggregate Net Working Capital Amount will be calculated using the following balance sheet items on the unaudited pro forma selected balance sheet of the Acquired Companies on a consolidated basis as of the Closing Date, as adjusted to give effect to the transactions contemplated by this Agreement.

For the avoidance of doubt, references to adjustments to give effect to the transactions contemplated by this Agreement above are limited to those reflected in the definitions in this Exhibit C and Table I.

Current Assets include:

•	Cash and “cash equivalents.” For the avoidance of doubt, any cash management guarantee or other guarantee shall not be deemed “cash and cash equivalents” and the applicable amounts in any accounts shall only be deemed “cash and cash equivalents” for the calculation of “Current Assets” if deposited in cash prior to the Closing.

•	“Accounts receivable - Third party” to the extent that any one or more of the Acquired Companies will receive the benefits thereof after the Closing Date.

•	“Materials and Supplies inventory” located at the Acquired Companies’ facilities.

•	“Prepaid other” including expenses made by the Acquired Companies, or by Affiliates on behalf of an Acquired Company, at or prior to the Closing Date (to the extent that any one or more the Acquired Companies will receive the benefits thereof after the Closing Date).

Current Assets exclude:

•	Other current assets relating to (a) deferred income tax assets and income tax receivables, (b) derivative assets, and (c) insurance prepayments.

•	Other equipment including any equipment not included in Materials and Supplies inventory.

•	Amounts due from related parties.

•	Assets (positive impacts to cash or receivables) related to the termination or acceleration of Hedging Agreements from the Closing Date forward.

Current Liabilities include:

•	“Accounts payable - Third party” including any accrued expenses for costs incurred, but invoices not received, prior to the Closing Date.

•	“Accrued property taxes.”

•	“Accrued interest.”

Current Liabilities exclude:

•	Other current liabilities relating to (a) deferred income tax liabilities and income tax payables and (b) derivative liabilities.

•	Environmental liabilities, if any.

•	Amounts due to related parties.

•	Current maturities of long-term debt.

•	Liabilities (negative impacts to payables) related to the termination or acceleration of the Hedging Agreements from the Closing Date forward.

Calculation of Aggregate Target Net Working Capital Amount:

The following Table I sets forth the calculation of the Aggregate Target Net Working Capital Amount for purposes of this Agreement and shall be used in the calculation and delivery of the Estimated Aggregate Net Working Capital Amount, the Proposed Aggregate Net Working Capital Amount, and the Final Aggregate Net Working Capital Amount pursuant to Section 2.4 of the Agreement, except that for the avoidance of doubt, (a) Accrued interest was excluded from Aggregate Target Net Working Capital Amount, but will be included in Proposed Aggregate Net Working Capital Amount, and the Final Aggregate Net Working Capital Amount; and (b) the $34,000,000 normalization Adjustment to Net Working Capital in Table I is included in the Aggregate Target Net Working Capital Amount only, and will not be added to Proposed Aggregate Net Working Capital Amount or the Final Aggregate Net Working Capital Amount.

Table I

La Frontera Holdings, LLC and all Subsidiaries

Aggregate Target Net Working Capital Amount

				12/31/2015
				Aggregate
		Estimated	Working	Target Net
		12/31/2015	Capital	Working Capital
		Balance Sheet	Adjustments	Amount
Current Assets
Cash and cash equivalents - Project Revenues Collection Account	(a)	$111,500,000	$—	$111,500,000
Cash and cash equivalents - Operating Accounts	(b)	55,038,658	—	55,038,658
Cash and cash equivalents - Liquidity Reserve Account	(c)	30,000,000	—	30,000,000
Cash and cash equivalents - Major Maintenance Reserve Account	(d)	15,000,000	—	15,000,000
Cash and cash equivalents - Debt Service Reserve Account	(e)	28,200,001	—	28,200,001
Accounts receivable - Third party	(f)	25,718,426	—	25,718,426
Due from related parties	(g)	—	—	—
Materials and supplies inventory	(h)	12,161,716	—	12,161,716
Prepaid insurance	(i)	3,071,041	(3,071,041)	—
Prepaid other	(j)	39,500	—	39,500
Derivative and income tax assets	(k)	—	—	—

Total current assets		280,729,342	(3,071,041)	277,658,301

Current Liabilities
Accounts payable - Third party	(l)	21,694,346	—	21,694,346
Due to related parties	(m)	20,309,161	(20,309,161)	—
Accrued property taxes	(n)	13,262,524	—	13,262,524
Accrued professional fees	(o)	90,000	(90,000)	—

Accrued interest	(p)	119,094	(119,094)	—
Current maturities of long-term debt	(q)	111,500,000	(111,500,000)	—
Derivative and income tax liabilities	(k)	—	—	—

Total current liabilities		166,975,125	(132,018,255)	34,956,870

Net Working Capital		$113,754,217	$128,947,214	$242,701,431

Adjustment to Net Working Capital [(r)([s])]				$34,000,000

Aggregate Target Net Working Capital				$276,701,431

Notes:

(a)	Represents excess cash available to fund future operating needs or required principal and interest payments. Such excess cash is typically swept to parent and replaced with a cash management guarantee. There will be no amounts outstanding under the cash management guarantee at closing, as any amounts previously drawn on the guarantee shall be returned in cash prior to closing. For the avoidance of doubt, any such cash management guarantee or other guarantee shall not be deemed “cash and cash equivalents” for any such accounts and the applicable amounts in such accounts shall only be deemed “cash and cash equivalents” for the calculation of “Current Assets” if deposited in cash prior to the closing.
(b)	Represents cash available in the Bank of America operating account (net of any outstanding checks) to cover next month’s estimated O&M cash disbursements. This account is funded on a monthly basis from cash available in the Project Revenues Collection Account.
(c)	Represents cash that may be transferred to the Project Revenues Collection Account at any time.
(d)	Represents estimated cash required to fund the next 12 months of Major Maintenance Expenditures, as defined in the Credit Agreement. This account is replenished on a quarterly basis, and any cash not required to pay for next month’s major maintenance expenditures is typically swept to parent and replaced with a major maintenance reserve guarantee. There will be no amounts outstanding under the major maintenance reserve guarantee at closing, as any amounts previously drawn on the guarantee shall be returned in cash prior to closing.
(e)	Represents cash required to cover the next two estimated quarterly minimum principal and interest payments as of each Debt Service and Reserve Funding Date, as defined in the Credit Agreement. This amount is adjusted on a quarterly basis with funds transferred to or from the Project Revenues Collection Account and is in the form of a debt service reserve guarantee. There will be no amounts outstanding under the debt service reserve guarantee at closing, as the Debt Service Reserve Account will be funded with cash prior to closing.
(f)	Primarily represents estimated receivables for monthly settlements due from hedge counterparty and daily energy settlements due from ERCOT that will be collected in the following month.
(g)	Primarily consists of amounts due from NextEra Energy Power Marketing, LLC (“NEPM”) for monthly energy sales based on the day-ahead index pricing. Such sales and receivables are not forecasted, but any actual amounts will be assumed to be collected upon closing and excluded from working capital (removed from Buyer’s opening trial balance).
(h)	Consists of all spare parts included on Exhibit K.
(i)	Property and casualty insurance premiums are paid by parent and allocated down to the various benefitted entities, including La Frontera. These insurance policies are non-transferable, so any related prepaid amounts do not benefit the Buyer and have been excluded from working capital (removed from Buyer’s opening trial balance).

(j)	Consists of prepaid administrative and rating agency fees paid annually in connection with the financing.
(k)	Derivative and income tax assets and liabilities are excluded from working capital (removed from Buyer’s opening trial balance).
(l)	This amount is intended to cover all third party trade payables, including accrued expenses for any invoices received on or after the closing date for costs incurred prior to the closing date (excluding other current liabilities specifically identified herein).
(m)	Primarily consists of amounts due to 1) NEPM for estimated fuel purchases for the current month and 2) other related parties for estimated payroll and other operating costs for the current month, including accrued payroll taxes and incentives for 2015. Amount is assumed to be paid to related parties upon closing and excluded from working capital (removed from Buyer’s opening trial balance).
(n)	Consists of the estimated property tax assessments for the 2015 calendar year that are paid in arrears (tax bills due in January 2016).
(o)	Consists of estimated 2015 audit fees in connection with financing requirement. Parent will pay all such audit fees directly on behalf of La Frontera, so this amount has been excluded from working capital (removed from Buyer’s opening trial balance).
(p)	Consists of interest on the outstanding principal balance of the debt for 1 day (12/31/15) that is not included in the minimum principal and interest payment scheduled to be made on 12/31/15. Daily interest in the same amount will continue to be accrued after 12/31/15 until closing on or before 3/31/16.
(q)	All outstanding principal balances associated with long-term debt obligations are excluded from working capital.
(r)	Consists of Adjustments to balance sheet to provide a normalized amount of working capital based on LTM average amounts plus growth based on financial projections provided. For the avoidance of doubt the $34,000,000 normalization Adjustment to Net Working Capital in Table I is included Aggregate Target Net Working Capital Amount only, and will not be added to Proposed Aggregate Net Working Capital Amount or the Final Aggregate Net Working Capital Amount.

Table II

Illustrative Aggregate Purchase Price Calculation

$	Dec 31, 2015 (3)	Jan 31, 2016 (3)
Enterprise value excluding Aggregate Target NWC Capital Amount	1,313,037,228	1,313,037,228

Aggregate Target NWC Capital Amount excluding Cash	36,962,772	36,962,772

Enterprise value excluding Cash	1,350,000,000	1,350,000,000

Cash	239,738,659	239,738,659

Base Purchase Price	1,589,738,659	1,589,738,659

$	Dec 31, 2015 (3)	Jan 31, 2016 (3)
Enterprise value excluding Aggregate Target NWC Capital Amount	1,313,037,228	1,313,037,228

Aggregate Target NWC Capital Amount	276,701,431	276,701,431

Base Purchase Price	1,589,738,659	1,589,738,659

Plus: Illustrative Final Aggregate Net Working Capital Adjustment Amount (1)	(34,000,000)	(7,890,431)

Minus: Project Finance Pay Off Amount (2)	(952,700,000)	(952,700,000)

Total Purchase Price	603,038,659	629,148,228

Aggregate Target NWC Capital Amount	276,701,431	276,701,431

Illustrative Final Aggregate Net Working Capital Amount	242,701,431	268,811,000

Illustrative Final Aggregate Net Working Capital Adjustment Amount (1)	(34,000,000)	(7,890,431)

Footnotes:

(1)	The adjustment to reflect the Final Aggregate Net Working Capital Adjustment Amount (whether a positive or a negative amount) in accordance with Section 2.6
(2)	The amount of the Project Financing Payoff Amount
(3)	December 31, 2015 and January 31, 2016 Final Agggregate Net Working Capital, Final Agggregate Net Working Capital Adjustment Amount,

Project Finance Pay Off Amount are illustrative amounts only.

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Table III

Aggregate Net Working Capital

Aggregate Net Working Capital

$ in actuals	Dec 31, 2015 (3)	Jan 31, 2016 (3)
Cash - Project Revenue Account	111,500,000	111,500,000

Cash - Operating Account	55,038,658	47,672,809

Cash - Liqudity Reserve Account	30,000,000	30,000,000

Cash - Major Maintenance Reserve Account	15,000,000	12,000,000

Cash - Debt Service Reserve Account	28,200,001	28,200,001

Cash	239,738,659	229,372,810

Accounts receivable - Third Party	25,718,426	46,606,013

Materials & supplies inventory	12,161,716	12,590,244

Prepaid other	39,500	28,000

Current Assets	277,658,301	288,597,067

Accounts Payable 3rd Party	(21,694,346)	(18,495,179)

Accrued Prop Tax	(13,262,524)	(1,290,888)

Accrued Interest (4)	—	—

Current Liabilities	(34,956,870)	(19,786,067)

Aggregate Net Working Capital Amount	242,701,431	268,811,000

Adjustment to normalize for Aggregate Target NWC Amount only (5)	34,000,000

Aggregate Target NWC Capital Amount	276,701,431

(4)	To reflect any amount of accrued interest not reflected in the Project Finance Pay Off Amount
(5)	Normalization amount for the purposes of the Aggregate Target Working Capital Amount only, and not Estimated or Final Aggregate Net Working Capital amounts

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